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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 2, 2006
Time:	10:00 a.m. (Toronto time)
Place:	Roy Thomson Hall 60 Simcoe Street Toronto, Ontario Canada

A simultaneous webcast of the Annual Meeting will also be available through Magna's website at www.magna.com.

The Annual Meeting is being held to:

  1.
  receive Magna's Consolidated Financial Statements and the independent Auditor's Report for the fiscal year ended December 31, 2005;

  2.
  elect directors;

  3.
  reappoint the independent Auditor, based on the recommendation of the Audit Committee of the Board of Directors, and to authorize the Audit Committee to fix the independent Auditor's remuneration; and

  4.
  transact any other business or matters that may properly come before the meeting.

As a holder of record of Magna Class A Subordinate Voting Shares or Class B Shares at the close of business on March 21, 2006, you are entitled to receive notice of and vote at the Annual Meeting.

If you are unable to attend the Annual Meeting and want to ensure that your shares are voted, please complete, sign, date and return your proxy so that it reaches Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, no later than 10:00 a.m. on April 28, 2006, or, if the Annual Meeting is adjourned or postponed, not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Annual Meeting. For further information, please refer to the section of the accompanying Management Information Circular/Proxy Statement titled "How to Vote Your Shares."

Accompanying this Notice of Annual Meeting are Magna's:

  •
  2005 Annual Report, which contains its Consolidated Financial Statements for the fiscal year ended December 31, 2005 and Management's Discussion and Analysis of Results of Operations and Financial Position; and

  •
  Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Annual Meeting, including details on how to vote your shares.

By order of the Board of Directors.

J. BRIAN COLBURN Secretary

March 28, 2006
Aurora, Ontario

        In this document, referred to as the "Circular", the terms "you" and "your" refer to the shareholder, while "Magna" refers to Magna International Inc. The information in this Circular is current as of March 24, 2006 and all amounts referred to in this Circular are presented in United States dollars, in each case, unless otherwise stated. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

         This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders, which is being held on Tuesday, May 2, 2006 commencing at 10:00 a.m. (Toronto time) at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada.

SHARES, VOTES AND PRINCIPAL SHAREHOLDERS

Record Date

        March 21, 2006 is the record date for the Annual Meeting (the "Record Date").

        Only shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to attend and vote at the Annual Meeting. Under applicable law, a transferee of Class A Subordinate Voting Shares or Class B Shares acquired after the Record Date is entitled to vote the shares at the Annual Meeting if the transferee produces a properly endorsed share certificate or otherwise establishes registered ownership and has demanded in writing not later than ten (10) days before the day of the Annual Meeting that the name of the transferee be included on the list of shareholders at the Annual Meeting.

Issued and Outstanding Shares

        As of the Record Date, the only Magna shares which were issued and outstanding were 108,271,806 Class A Subordinate Voting Shares and 1,093,983 Class B Shares.

Votes

        Each Magna Class A Subordinate Voting Share is entitled to one (1) vote per share and each Magna Class B Share is entitled to 500 votes per share. As a result, the votes represented by the outstanding Magna Class A Subordinate Voting Shares is approximately 16.5% of the total votes represented by all of Magna's outstanding shares.

Principal Shareholders

        To Magna's knowledge, the only shareholders who beneficially own, directly or indirectly, or exercise control or direction over 10% or more of the Magna Class A Subordinate Voting Shares or Magna Class B Shares outstanding as at the Record Date are:

	Class of Shares	Number of Shares		Percentage of Class
Stronach Trust	Class B	726,829	(1)	66.4%
Magna Deferred Profit Sharing Plan (Canada)	Class B	111,595	(2)	10.2%

Notes:

(1)
These Class B Shares are held by 445327 Ontario Limited, all of whose shares are directly owned by the Stronach Trust. Mr. Frank Stronach, Magna's Chairman, and two other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust and has been appointed as the authorized representative to exclusively represent 445327 Ontario Limited and vote the Class B Shares on its behalf.

(2)
The Magna Deferred Profit Sharing Plan (Canada) is an associate of Mr. Stronach who retains the right as Chairman of the Corporation to direct The Canada Trust Company, the trustee of such plan, in regard to voting of such shares.

        For further details on these shareholders and the manner in which these shares are held, please refer to Notes 6, 7 and 8 to the Directors' table under the section below titled "Business of the Annual Meeting — Board of Directors."

        Magna has been advised that the Stronach Trust (through 445327 Ontario Limited) intends to vote its Class B Shares FOR the election of the director nominees named in this Circular and FOR the re-appointment of Ernst & Young LLP as the independent Auditor and the authorization of the Audit Committee of the Board to fix the independent Auditor's remuneration.

HOW TO VOTE YOUR SHARES

        Your vote is important. Please read the information below, then vote your shares, either by proxy or in person at the Annual Meeting.

        How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Annual Meeting — by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

        Registered Shareholder:    You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Class A Subordinate Voting Shares or Class B Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare representing the shares you hold. If you are a registered shareholder, please refer to "How to Vote — Registered Shareholders" below.

        Non-Registered Shareholder:    You are a non-registered shareholder if a bank, trust company, securities broker or other financial institution holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Computershare Trust Company of Canada ("Computershare") or ADP Investor Communications ("ADP"), although in some cases you may receive a form of proxy from the bank, trust company, securities broker or other financial institution holding your shares. If you are a non-registered shareholder, please refer to "How to Vote — Non-Registered Shareholders" below.

        Management is soliciting your proxy in connection with the matters to be addressed at the Annual Meeting. Magna will bear all costs incurred in connection with its solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although Magna's officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Magna has asked banks, trust companies, securities brokers and other institutions holding shares for others to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies; these institutions will be reimbursed for their reasonable expenses in doing so.

How to Vote — Registered Shareholders

        If you are a registered shareholder, you may either vote by proxy or in person at the Annual Meeting.

Appointment of Proxyholder

        If you choose to vote by proxy, you are giving the person (a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Annual Meeting (including any adjournments or postponements). You may indicate on the form of the proxy how you want your proxyholder to vote your shares, or you can let your proxyholder make that decision for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as he or she sees fit.

        If you have not appointed a proxyholder in place of Magna's officers whose names are pre-printed on the form of proxy and have not specified how you want your shares to be voted, your shares will be voted:

  •
  FOR the election of the individuals named as director nominees in this Circular; and

  •
  FOR the re-appointment of Ernst & Young LLP as the independent Auditor of Magna and the authorization of the Audit Committee to fix the independent Auditor's remuneration.

        The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting (including any adjournments or postponements of the Annual Meeting). As of the date of this Circular, Magna is not aware of any amendments, changes or other matters to be addressed at the Annual Meeting.

Submitting Votes by Proxy

        There are four different ways you can submit your vote by proxy — by phone, internet, mail or fax, in accordance with the instructions on the form of proxy.

        If you are voting by telephone or internet, you will require the Control Number, Holder Account Number and Access Number which have been pre-printed on your form of proxy.

        The people whose names have been pre-printed on your proxy form are all officers of Magna and they will vote your shares unless you appoint someone else to be your proxyholder. You have the right to appoint someone else (who need not be a shareholder) as your proxyholder, however, if you do, that person must vote your shares in person on your behalf at the Annual Meeting. To appoint someone other than Magna's officers as your proxyholder, insert the person's name in the blank space provided on the form of proxy, or alternatively, complete, sign and submit another proper form of proxy naming that person as your proxyholder.

        A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy is not dated, it will be deemed to bear the date on which it was sent to you.

        If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 10:00 a.m. (Toronto time) on April 28, 2006. If the Annual Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Annual Meeting.

Voting In Person

        If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Annual Meeting, a representative of Computershare will register your attendance before you enter the meeting.

        If you vote in person at the Annual Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Annual Meeting will count.

Revoking a Vote Made by Proxy

        You have the right to revoke a proxy with respect to any matter on which a vote has not already been cast. In order to do so, you must take ONE of the following actions:

  •
  Vote again by telephone or internet before 10:00 a.m. (Toronto time) on April 28, 2006 (or 48 hours prior to any adjournments or postponements);

  •
  Deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by Computershare before 10:00 a.m. (Toronto time) on April 28, 2006 (or 48 hours prior to any adjournments or postponements);

  •
  Deliver to Magna at the following address a written notice revoking the proxy, provided it is received before 5:00 p.m. on May 1, 2006 (or the last business day prior to any adjournments or postponements):

    Magna International Inc.

    337 Magna Drive
    Aurora, Ontario
    Canada L4G 7K1
    Attention: Secretary of the Corporation

  •
  Deliver a written notice revoking the proxy to the Chairman prior to the commencement of the Annual Meeting (including in the case of any adjournments or postponements).

How to Vote — Non-Registered Shareholders

        Applicable law requires the following statement in this Circular:

    These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner and the issuer or its agent has sent these materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials directly to you, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Submitting Voting Instructions

        If you are a non-registered shareholder and have received a Voting Instruction Form from Computershare, you must complete and submit your vote by phone, internet or mail, in accordance with the instructions on the Voting Instruction Form. On receipt of a properly completed and submitted form, a legal form of proxy will be submitted on your behalf.

        You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare not later than 10:00 a.m. (Toronto time) on April 28, 2006. If the Annual Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Annual Meeting. If a Voting Instruction Form submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.

        If you are a non-registered shareholder and have received a Voting Instruction Form from ADP, please complete it and submit your vote by proxy in accordance with the instructions provided to you on the form by ADP.

        In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the bank, trust company, securities broker or other financial institution holding your shares and be restricted as to the number of shares it relates to. In this case, you must complete the form of proxy and submit it to Computershare as described above under the section titled "How to Vote — Registered Shareholders — Submitting Votes By Proxy".

Voting in Person

        If you have received a Voting Instruction Form from Computershare and wish to attend the Annual Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to Computershare in accordance with the instructions in the form. Computershare will send you a form of proxy giving you the right to attend the Annual Meeting.

        If you have received a Voting Instruction Form from ADP and wish to attend the Annual Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to ADP in accordance with the instructions in the form. ADP will send you a form of proxy giving you the right to attend the Annual Meeting.

        If you have received a form of proxy and wish to attend the Annual Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy.

Revoking a Voting Instruction Form or Proxy

        If you wish to revoke a Voting Instruction Form or form of proxy with respect to any matter on which a vote has not already been cast, you must contact Computershare (for Voting Instruction Forms sent to you by Computershare), ADP (for Voting Instruction Forms sent to you by ADP) or your bank, trust company, securities broker, other financial institution or other intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements imposed by Computershare, ADP or other applicable intermediary.

BUSINESS OF THE ANNUAL MEETING

Financial Statements

        At the Annual Meeting, Management, on behalf of the Board of Directors (the "Board"), will submit to shareholders Magna's Consolidated Financial Statements for the fiscal year ended December 31, 2005, together with the independent Auditor's report on such financial statements. No shareholder vote is required in connection with Magna's financial statements or the independent Auditor's report on the financial statements. A copy of Magna's 2005 Annual Report, which contains Magna's Consolidated Financial Statements and the independent Auditor's Report was sent to you with the Notice of Annual Meeting and this Circular.

Board of Directors

        Magna's articles of arrangement (the "Articles") provide that the Board will consist of between five (5) and fifteen (15) directors. The Board is authorized to fix the number of directors within this range and currently consists of twelve (12) directors. Each director is elected annually, with that director's term expiring at the next Annual Meeting following the election of the director. If directors are not elected at an Annual Meeting, the directors in office at the time will remain in office until Magna shareholders have elected successor directors.

        The number of directors to be elected at the Annual Meeting is twelve (12).

        The individuals listed below have been nominated by Management for election as directors at the Annual Meeting. All of these nominees are currently directors of Magna. Unless a shareholder instructs otherwise, the proxyholders whose names have been pre-printed on the form of proxy intend to vote FOR the nominees listed below. If for any reason a nominee becomes unable to stand for election as a director of Magna, or if Management propose any additional nominees for election as directors, the proxyholders whose names have been pre-printed on the form of proxy intend to vote for any substitute or additional nominee proposed by Management. A shareholder may withhold its vote from any individual nominee by writing the particular nominee's name in the blank space provided on the form of proxy or Voting Instruction Form.

        The following table sets forth information with respect to each of the Management nominees for director, including the number of Magna Class A Subordinate Voting Shares, Class B Shares, deferred share units ("DSUs") and restricted share units ("RSUs") owned by each nominee as at the Record Date.

William H. Fike Florida, U.S.A			Independent Director

Mr. Fike, age 69, is a corporate director who has served on Magna's Board since June 5, 1995. In addition, Mr. Fike serves as the Lead Director of Terex Corporation (NYSE: TEX). Mr. Fike served as the Vice Chairman of Magna between 1995 and 2000, prior to which he was President, Ford of Europe and a Vice-President, Ford Motor Company.			Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	6,305 (2) 0 6,605 (2)
Committees:	Audit Committee
Attendance:	Board: 9 of 9	Audit: 6 of 6

Manfred Gingl Ontario, Canada		Non-Independent Director

Mr. Gingl age 57, currently serves as Magna's Executive Vice-Chairman and has served on Magna's Board since January 14, 2002. Mr. Gingl previously served as the Chairman and Chief Executive Officer of Tesma International Inc., one of Magna's former "spinco" public subsidiaries. Mr. Gingl previously served as a director of Magna between 1981 and 1994.		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	250,946 (2)(3) 0 0
Committees:	None
Attendance:	Board: 8 of 9

Michael D. Harris Ontario, Canada			Independent Director

Mr. Harris, age 61, is a Consultant and Senior Business Advisor at Goodmans LLP, a law firm. In addition to serving on Magna's Board since January 7, 2003, Mr. Harris serves on the Boards of Canaccord Capital Inc. (TSX: CCI; AIM: CCI); Chartwell Seniors Housing REIT (TSX: CSH.UN); Grant Forest Products, Inc.; Environmental Management Solutions Inc. (TSX: EMS); Tim Horton Children's Foundation; and St. John's Rehabilitation Hospital. Mr. Harris is a Senior Fellow of the Fraser Institute and was the Premier of the Province of Ontario, Canada from 1995 to 2002.			Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	0 0 8,440 (2)
Committees:	CGCC
Attendance:	Board: 9 of 9	CGCC: 9 of 9

Edward C. Lumley (4) Ontario, Canada			Independent Director (Lead)

Mr. Lumley, age 66, is Vice-Chairman, BMO Nesbitt Burns, an investment and corporate banking firm. In addition to serving on Magna's Board since December 7, 1989, Mr. Lumley serves as a director of BCE Inc. (TSX: BCE; NYSE: BCE); Canadian National Railway Company (TSX: CNR; NYSE: CNI); Dollar Thrifty Automotive Group, Inc. (NYSE: DTG); and Magna Entertainment Corp. (Nasdaq: MECA; TSX: MEC.SV.A). Mr. Lumley held a number of portfolios with the Government of Canada, including Minister of Industry between 1980 and 1984.			Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	5,309 (2) 0 7,572 (2)
Committees:	CGCC (Chair)
Attendance:	Board: 8 of 9	CGCC: 9 of 9

Klaus Mangold Baden-Württemburg, Germany		Independent Director

Mr. Mangold, age 62, is a Consultant and Executive Advisor to the Chairman of DaimlerChrysler AG for Central and Eastern Europe and Central Asia. In addition to serving on Magna's Board since February 26, 2004, Mr. Mangold serves on the Supervisory Boards of Rothschild Europe; Rhodia S.A. (Euronext Paris: RHA; NYSE: RHA); The Chubb Corporation (NYSE: CB); Jenoptik AG (XETRA: JEN; Frankfurt); and Metro AG (XETRA: MEO; Frankfurt). Mr. Mangold is a former member of the Board of Management of DaimlerChrysler AG and former Chairman of the Board of DaimlerChrysler Services AG.		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	0 0 1,776 (2)
Committees:	None
Attendance:	Board: 8 of 9

Donald Resnick (5) Ontario, Canada				Independent Director

Mr. Resnick, age 78, serves principally as a corporate director and has served on Magna's Board since February 25, 1982. In addition to serving on Magna's Board, Mr. Resnick serves as a director of Consolidated Mercantile Inc. (TSX: CMC) and Genterra Inc. (TSX: GIC.SV.A). Mr. Resnick was formerly a partner of Deloitte & Touche.				Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	1,902 (2) 0 830 (2)
Committees:	Audit (Chair)	HSEC (Chair)
Attendance:	Board: 9 of 9	Audit: 6 of 6	HSEC: 2 of 2

Royden R. Richardson Ontario, Canada				Independent Director

Mr. Richardson, age 52, is President, RBQ Limited, Managing Director, Fairlane Asset Management Limited and Vice-Chairman, Richardson Partners Financial Limited, all of which are investment firms. In addition to serving on Magna's Board since October 3, 1990, Mr. Richardson serves as a director of James Richardson & Sons, Limited; Richardson Financial Group Limited; Richardson Partners Financial Limited; Westmead Limited and Primaxis Technology Ventures Inc. He is also a member of the Investment Advisory Board of the Workplace Safety & Insurance Board of Ontario and a Governor of Junior Achievement of Canada.				Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	11,202 (2) 0 1,177 (2)
Committees:	Audit	CGCC	HSEC
Attendance:	Board: 8 of 9	Audit: 5 of 6
	CGCC: 8 of 9	HSEC: 2 of 2

Frank Stronach Lower Austria, Austria		Non-Independent Director

Mr. Stronach, age 73, is the founder of Magna and serves as the Chairman of the Board. Mr. Stronach is Partner, Stronach & Co., through which he provides certain consulting and business development services to Magna. Please refer to the section of the Circular titled "Interests of Management and Other Insiders in Certain Transactions".		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	0 (6) 726,829 (6)(7)(8) 66.4% 0
Committees:	None
Attendance:	Board: 8 of 9

Franz Vranitzky Vienna, Austria		Independent Director

Mr. Vranitzky, age 68, is a corporate director. In addition to serving on Magna's Board since June 11, 1997, Mr. Vranitzky serves as a Director of Touristik Union International and Magic Life International, where he serves as Chairman. Mr. Vranitzky is a former Federal Chancellor of the Republic of Austria (1986 to 1997) and Minister of Finance (1984 to 1986), as well as a former Chairman of the Board of Österreichische Länderbank AG and Deputy Chairman of the Board, Creditanstalt-Bankverein Bank.		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	1,417 (2) 0 520 (2)
Committees:	None
Attendance:	Board: 6 of 9 (9)

Donald J. Walker Ontario, Canada		Non-Independent Director

Mr. Walker, age 49, serves as the Co-Chief Executive Officer of Magna and was formerly the President, Chief Executive Officer and a director of Intier Automotive Inc., one of Magna's former "spinco" public subsidiaries. Mr. Walker has served on Magna's Board since November 7, 2005 and previously served on Magna's Board between 1994 and 2002. Mr. Walker is a founding member of the Yves Landry Foundation and is the Co-Chair of the Canadian Automotive Partnership Council.		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	208,037 (2) 10,000 (2) 0
Committees:	None	Restricted Share Units (10):	11,385
Attendance:	Board: 2 of 2

Siegfried Wolf Lower Austria, Austria		Non-Independent Director

Mr. Wolf, age 48, serves as the Co-Chief Executive Officer of Magna. In addition to serving on Magna's Board since March 8, 1999, Mr. Wolf serves as a supervisory board member of Verbundgesellschaft (Austria Hydro Power) (Vienna: VER); Österreich Industrieholding AG (Republic of Austria holding and privatization agency); Siemens AG Österreich (Siemens Austria); and HGI Beteiligungs AG.		Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	383,447 (2) 0 0
Committees:	None	Restricted Shares Units (10):	11,385
Attendance:	Board: 8 of 9

Lawrence D. Worrall Ontario, Canada			Independent Director

Mr. Worrall, age 62, is a corporate director. In addition to serving on Magna's Board since November 7, 2005, Mr. Worrall is a director of the Greater Toronto Airport Authority; Productivity Improvement Center; and director and Treasurer of Oshawa General Hospital Foundation. Mr. Worrall is a former Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director, of General Motors of Canada Limited and former Director and Chair of the Audit Committee of Intier Automotive Inc. until its privatization in 2005.			Class A Subordinate Voting Shares: Class B Shares: Deferred Share Units (1):	907 (2) 0 225 (2)
Committees:	Audit
Attendance:	Board: 2 of 2	Audit: 2 of 2

Notes:

(1)
These are deferred share units which have been credited to participating directors pursuant to Magna's Amended and Restated Non-Employee Director Share-Based Compensation Plan. For further information, please refer to the section below titled "Board and

  Board Compensation — Board Compensation". The value of each unit will reflect the market price of Magna's Class A Subordinate Voting Shares, including accrued dividends, when paid out to a participating director following his departure from the Board.

(2)
These shares, the deferred share units and the restricted share units represent less than 1% of the class.

(3)
All of these Magna Class A Subordinate Voting Shares are held by 1593057 Ontario Inc., which in turn is directly owned by the Gingl Family Trust. Mr. Gingl is one of several potential beneficiaries of the Gingl Family Trust.

(4)
Mr. Lumley served as a director of Air Canada when it filed for protection under the Companies' Creditors Arrangement Act (CCAA) in 2003. Air Canada successfully emerged from the CCAA proceedings and was restructured pursuant to a plan of arrangement in September 2004. Mr. Lumley is no longer a director of Air Canada.

(5)
Mr. Resnick was a director of Ntex Incorporated, which was subject to cease trade orders in Ontario, Alberta and British Columbia in mid-2002 for failure to file financial statements. These cease trade orders were never revoked as Ntex made an assignment in bankruptcy in June 2003. Mr. Resnick resigned as a director of Ntex in June 2002.

(6)
The Magna Deferred Profit Sharing Plan (Canada) (the "Canadian Plan"), an associate of Mr. Stronach, held 3,919,254 Class A Subordinate Voting Shares and 111,595 Class B Shares as at the Record Date. The trustee of the Canadian Plan is The Canada Trust Company, which has the power to vote the shares in the Canadian Plan, however, Mr. Stronach (in his capacity as Chairman of Magna) retains the right to direct the trustee regarding voting and disposing of the shares in such Plan. The Employees Deferred Profit Sharing Plan (U.S.) (the "U.S. Plan") is an associate of Mr. Stronach, who is one of three trustees of the U.S. Plan, which held 2,106,906 Class A Subordinate Voting Shares as at the Record Date. Mr. Stronach is not a beneficiary of either Plan.

865714 Ontario Inc. ("865714"), a company incorporated to provide a continuing separate vehicle for the acquisition of Magna shares and the sale of such shares to members of Magna Management, held 91,740 Class B Shares as of the Record Date. Pursuant to a unanimous shareholder agreement, Magna has the right to direct 865714 in regard to disposing of any Magna shares held by 865714. Mr. Stronach is not a shareholder of 865714, which is a wholly-owned subsidiary of the Corporation.

Taking into account the Magna shares held by the Canadian Plan, the U.S. Plan, 865714 and the Stronach Trust, an associate of Mr. Stronach, as of the Record Date these associates control approximately 71.9% of the votes carried by Magna's Class A Subordinate Voting Shares and Class B Shares.

(7)
The Stronach Trust, an associate of Mr. Stronach, holds an aggregate of 726,829 Class B Shares.

(8)
These Class B Shares are held by 445327 Ontario Limited, all of whose shares are directly owned by the Stronach Trust, an associate of Mr. Stronach. Mr. Stronach is a trustee and member of the class of potential beneficiaries of the Stronach Trust. Mr. Stronach has been appointed as the authorized representative to exclusively represent 445327 Ontario Limited and vote the Class B Shares on its behalf.

(9)
Mr. Vranitzky was unable to attend three Board meetings due to medical reasons.

(10)
For a description of the Restricted Share Units refer to "Compensation of Executive Officers — Summary Compensation Table" and "— Restricted Shares and Restricted Share Units" below.

(11)
In the table above, "CGCC" refers to Magna's Corporate Governance and Compensation Committee, "HSEC" refers to Magna's Health and Safety and Environmental Committee and "Audit" refers to Magna's Audit Committee.

        All of the above nominees for director were elected to their present terms of office by Magna's shareholders at the Annual Meeting held on May 3, 2005, other than Mr. Walker and Mr. Worrall, both of whom were appointed as directors on November 7, 2005 in order to fill vacancies on the Board.

        There are no contracts, arrangements or understandings between any of the above nominees for director and any other person (other than Magna's directors and officers acting solely in such capacity) pursuant to which the nominee has been or is to be elected as a director.

        All of Magna's directors and officers as a group (33 persons) owned beneficially or exercised control or direction over 7,075,557 Class A Subordinate Voting Shares or approximately 6.5% of the class, and 930,164 Class B Shares or approximately 85.0% of the class, as at the Record Date. Please also refer to the section of this Circular titled "Shares, Votes and Principal Shareholders — Principal Shareholders".

Appointment of Independent Auditor

        The Directors propose to reappoint Magna's independent Auditor, Ernst & Young LLP, based on the recommendation of the Audit Committee of the Board, and to authorize the Audit Committee to fix the independent Auditor's remuneration.

        Ernst & Young LLP (including its predecessor firms) has been Magna's independent Auditor since February 27, 1969. Representatives of Ernst & Young are expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

BOARD AND BOARD COMPENSATION

Board

        The Board oversees the business and affairs of Magna and acts through regularly scheduled Board meetings which are held on a quarterly basis, with additional meetings being scheduled when required. Separate planning and corporate strategy meetings are also held each year. There were nine (9) meetings of the Board during fiscal 2005. In addition, there is communication between senior Management and Board members between meetings both on an informal basis and through Committee meetings.

        Mr. Edward C. Lumley was appointed as the Lead Director effective March 20, 2003, following the resignation of Mr. W. G. Davis who had acted as Lead Director of the Board since 1996.

        Refer to "Corporate Governance Practices" below and the "Statement of Corporate Governance Practices" attached as Appendix A for a full description of the governance activities of the Board and its Committees, the responsibilities of the Lead Director, the Board's affirmative determination regarding the independence of each director and other corporate governance information.

Board Committees

        The Board has established four (4) standing committees: the Audit Committee, the Health and Safety and Environmental Committee, the Corporate Governance and Compensation Committee and the Nominating Committee. From time to time the Board has established special committees composed entirely of directors, who are "independent" under the current Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards") and under Multilateral Instrument 52-110 — Audit Committees implemented by the Canadian Securities Administrators ("MI 52-110 — Audit Committees"), to review and make recommendations on specific matters. Other committees may be established by the Board from time to time as circumstances require. Magna does not have an Executive Committee.

        The Audit Committee is composed of Messrs. D. Resnick (Chairman), W. H. Fike, R. R. Richardson and L. Worrall (all of whom have been affirmatively determined by the Board to be "independent" under both the NYSE Listing Standards and MI 52-110 — Audit Committees) and operates pursuant to its written Charter. Refer to "Audit Committee and Audit Committee Report" below.

        The Health and Safety and Environmental Committee, composed of Messrs. D. Resnick (Chairman) and R. R. Richardson (both of whom have been affirmatively determined by the Board to be "independent" under both the NYSE Listing Standards and MI 52-110 — Audit Committees), operates under the written guidelines set out in its authorizing resolution and works directly with Magna's environmental and human resources Management teams on environmental and health and safety matters. The committee ensures that a management system is in place in each of these areas and that there are audit and other controls in place to ensure the effectiveness of such systems. The committee also reports to the Board as material matters arise, but not less than annually. In addition, the committee conducts an annual review of Magna's Health, Safety and Environmental Policy and, following the completion of such review, provides to the Board its recommendations for changes (if any) to the Policy. During 2005, the committee met twice to review developments in each area with environmental and human resources Management and will meet quarterly in 2006 as a result of the increased workload resulting from the operations of Intier Automotive Inc. ("Intier"), Decoma International Inc. ("Decoma") and Tesma International Inc. ("Tesma") falling under the committee's responsibility following completion of the privatizations of these companies.

        The Corporate Governance and Compensation Committee, composed of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson (all of whom have been affirmatively determined by the Board to be "independent" under both the NYSE Listing Standards and MI 52-110 — Audit Committees), operates under applicable law in addition to its written Charter. Refer to "Corporate Governance and Compensation Committee and Report on Executive Compensation — Composition of Corporate Governance and Compensation Committee" below.

        The Nominating Committee, composed of Messrs. F. Stronach (Chairman), E.C. Lumley (Lead Director), K. Mangold and R.R. Richardson, identifies the skills and experience required by Magna for future members of the Board, considers potential candidates and makes recommendations to the Board regarding candidates for election to the Board.

        Additional information, including the full text of each Committee's Charter and Magna's Health, Safety and Environmental Policy, is available on the Corporate Governance section of Magna's website at www.magna.com. Those Board members who have been determined by the Board to be "independent" are referred to throughout this Circular as "Independent Directors".

Board Compensation

Director and Committee Retainers and Fees

        Independent Directors were paid the following fees during fiscal 2005:

Annual retainer (total)		$100,000
Cash	$75,000
Stock/Deferred Stock Units	25,000
Per meeting fee		1,500
Lead Director annual retainer		200,000
Committee member annual retainer		25,000
Committee Chairman annual retainer
Audit, CGCC, Special Committees		25,000
HSEC and other (if any)		10,000
Written resolutions		250
Additional services (per day)		3,000
Travel days (per day)		2,000

        Following a review of Board compensation in Canada and the United States, the Corporate Governance Committee recommended, and the Board approved, a reallocation of the $100,000 annual retainer for fiscal 2006, with $50,000 to be paid in cash and $50,000 to be paid in DSUs. Refer to "Deferred Share Units" below.

        Commencing January 1, 2000, the Independent Directors became subject to a share maintenance requirement with respect to Magna's Class A Subordinate Voting Shares. The current share maintenance requirement for Independent Directors is three times their annual retainer ($300,000), although new directors are entitled to a period of five years in which to accumulate Magna Class A Subordinate Voting Shares with such a value.

Director Stock Options

        In recognition of past service and to more closely align the interests of Independent Directors with Magna shareholders, and pursuant to the amendments to Magna's Amended and Restated Incentive Stock Option Plan (the "Stock Option Plan") approved by the shareholders in May 2000, each of the Independent Directors is entitled to receive a grant of options in respect of 5,000 Class A Subordinate Voting Shares upon appointment or election to the Board. Additionally, each of the Independent Directors is entitled to receive an additional grant of options for 5,000 Magna Class A Subordinate Voting Shares on the completion of each five

(5) year period of continuous service. Accordingly, the Independent Directors have received option grants as follows:

	Grant Date	Expiry Date	Vesting Schedule	Exercise Price(1)

William H. Fike	January 28, 2000	December 31, 2009	1,000 on grant date 1,000 annually	Cdn.$63.02/$42.35

	May 17, 2005	December 31, 2011	1,000 on grant date 1,000 annually	$71.24

Michael D. Harris	January 7, 2003	December 31, 2012	1,000 on grant date 1,000 annually	Cdn.$82.65

Edward C. Lumley	January 28, 2000	December 31, 2009	1,000 on grant date(2) 1,000 annually	Cdn.$63.02

	May 17, 2005	December 31, 2011	1,000 on grant date 1,000 annually	Cdn.$85.75

Klaus Mangold	March 22, 2004	December 31, 2013	1,000 on grant date 1,000 annually	Cdn.$105.19

Donald Resnick	January 28, 2000	December 31, 2009	1,000 on grant date(2) 1,000 annually	Cdn.$63.02

	May 17, 2005	December 31, 2011	1,000 on grant date 1,000 annually	Cdn.$85.75

Royden R. Richardson	January 28, 2000	December 31, 2009	1,000 on grant date(2) 1,000 annually	Cdn.$63.02

	May 17, 2005	December 31, 2011	1,000 on grant date 1,000 annually	Cdn.$85.75

Franz Vranitzky	January 28, 2000	December 31, 2009	1,000 on grant date(2) 1,000 annually	Cdn.$63.02/$42.35

	May 17, 2005	December 31, 2011	1,000 on grant date 1,000 annually	$85.75

Lawrence D. Worrall	March 2, 2006	December 31, 2011	1,000 on grant date 1,000 annually	Cdn.$83.52

Notes:

(1)
Adjusted where applicable to reflect the spin-out of MI Developments Inc. ("MID") effective September 2, 2003.

(2)
Vesting accelerated for each year of prior service as a Magna director.

        Any Magna Class A Subordinate Voting Shares received following exercise of any options by a director must be retained by the director until the share maintenance requirement described above is met.

Deferred Share Units

        Effective January 1, 2000 Magna established, and continues to maintain, a Non-Employee Director Share-Based Compensation Plan (the "DSP Plan") which:

  •
  provides for a deferral of up to 100% of an Independent Director's total annual cash remuneration from Magna (including Board and committee retainers, meeting attendance fees, work and travel day payments and written resolution fees), at specified levels elected by each director; and

  •
  allows an Independent Director to defer 100% of his annual stock based retainer in addition to his cash remuneration effective January 1, 2004.

        Effective January 1, 2006, the annual stock based retainer for all of the Independent Directors will automatically be paid in the form of DSUs.

        The amounts deferred in the DSP Plan are reflected in deferred share units allocated under the DSP Plan. These deferred share units are notional units, the value of which reflects the market price of Magna Class A Subordinate Voting Shares at the time that the particular payment(s) to the director would become payable. The value of a deferred share unit will appreciate (or depreciate) with increases (or decreases) in the market price of Magna Class A Subordinate Voting Shares. The DSP Plan also takes into account any dividends paid on Magna Class A Subordinate Voting Shares. Under the DSP Plan, when a director leaves the Board, he receives (within a prescribed period of time and net of applicable withholding taxes) a cash payment equal to the aggregate value of his accrued deferred share units, calculated based on the number of deferred share units in his account multiplied by the then value of a Magna Class A Subordinate Voting Share.

        At December 31, 2005, all of Magna's Independent Directors participated in the DSP Plan with respect to their annual cash retainer, annual stock based retainer or both.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Audit Committee

        Pursuant to Magna's by-laws and the Audit Committee's written Charter, the Committee provides assistance to the Board in fulfilling its oversight responsibilities to Magna's shareholders with respect to the integrity of Magna's financial statements and reports and financial reporting process. Please refer to Appendix A — Statement of Corporate Governance Practices — Board Committees — Audit Committee for further information regarding the Audit Committee's role and responsibilities.

        The Committee also annually reviews and reassesses the adequacy of its written Charter. In February 2006, the Committee recommended minor revisions to its Charter, which were approved by the Corporate Governance and Compensation Committee and the Board in March 2006. The revised Charter is available on the Corporate Governance page of Magna's website at www.magna.com, is included as a schedule to Magna's Annual Information Form / Form 40-F dated March 29, 2006 and has been filed on SEDAR (www.sedar.com).

        The Committee met six (6) times during fiscal 2005 with Management, representatives of the independent Auditor and representatives of Magna's Internal Audit Department, both together and separately in each case.

        The Committee also considered whether it would be appropriate to rotate the independent Auditor position for the ensuing year and is recommending to Magna shareholders that Ernst & Young LLP be re-appointed as the independent Auditor for fiscal 2006.

        All members of the Committee have been affirmatively determined by the Board to be "independent" under the NYSE Listing Standards (including the currently proposed amendments), the SEC rules under SOX, including Rule 10A-3, and MI 52-110 — Audit Committees. The Board also considers each Committee member to be "financially literate" and each of the Chairman of the Committee and Mr. Worrall to be a "financial expert" within the meaning of the NYSE Listing Standards, SEC rules under SOX and MI 52-110 — Audit Committees. Refer to Appendix A — Statement of Corporate Governance Practices — Board Composition for a discussion of the independence of members of the Audit Committee.

Auditor Independence

        The Committee has discussed with the independent Auditor its independence from Management and Magna, and has considered whether the provision of non-audit services is compatible with maintaining the independent Auditor's independence.

        Magna paid the following fees to the independent Auditor for services provided in fiscal 2005 and fiscal 2004:

	Fiscal 2005	Fiscal 2004
Audit services (1)	$6,187,900	$6,061,500
Audit-related services (2)	197,400	467,500
Tax services (3)	1,693,200	1,758,000
Other services (4)	nil	nil

Notes:

(1)
This category is intended to capture all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS.

(2)
This category generally consists of fees paid in respect of assurance and related services (e.g. due diligence), including such things as employee benefit plan audits, due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. The most significant audit-related services actually provided by the independent Auditor in respect of fiscal 2005 and 2004 related to benefit plan audits.

(3)
This category includes all fees paid in respect of services performed by the independent Auditor's tax professionals, except those services required in order to comply with GAAS which are included under "Audit services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by the independent Auditor in fiscal 2005 and fiscal 2004 consisted of Canadian, U.S., European and Mexican tax compliance, advisory and research services.

(4)
This category captures fees in respect of all services not falling under any of the previous categories.

        The Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to the independent Auditor.

Audit Committee Report

        In connection with Magna's Consolidated Financial Statements and Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") for the fiscal year ended December 31, 2005, the Committee has (1) reviewed and discussed the audited Consolidated Financial Statements and MD&A with senior Management, (2) discussed with the independent Auditor the matters required to be discussed by the Canadian Institute of Chartered Accountants Standard 5751 (Communications with Those Having Responsibility for the Financial Reporting Process) ("CICA Standard 5751") and the U.S. Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, (3) received and reviewed with the independent Auditor the written disclosures and related letter from the independent Auditor required by CICA Standard 5751 and U.S. Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent Auditor the independence of the independent Auditor as Magna's auditor and (4) reviewed with the independent Auditor its Audit Report on the Consolidated Financial Statements.

        Management is responsible for Magna's internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit on Magna's consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and issuing an Auditor report thereon. The Committee's responsibility is to monitor and oversee these processes in accordance with its Charter.

        Based on these reviews and discussions and a review of the Audit Report, the Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Magna's Annual Report, the MD&A, the Annual Information Form for 2005 and the other forms and reports required to be filed with the applicable Canadian securities commissions, the SEC and applicable stock exchanges in respect of the fiscal year ended December 31, 2005.

        This Audit Committee report is dated as of March 24, 2006 and is submitted by the Audit Committee of the Board:

Donald Resnick (Chairman)	William H. Fike
Royden R. Richardson	Lawrence Worrall

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth a summary of all compensation earned during the last three completed fiscal years by the individuals who were, as at December 31, 2005, the Co-Chief Executive Officers, the Chief Financial Officer and the three other most highly compensated executive officers (collectively the "Named Executive Officers") of Magna, as well as the Chairman of the Board who served as Magna's Interim Chief Executive Officer until April 4, 2005.

						Long-Term Compensation
		Annual Compensation (1)				Securities Under Options Granted (3)		Shares or Units Subject to Resale Restrictions (1)
	Fiscal Year (2)									All Other Compensation (1)
Name and Principal Position		Salary	Bonus	Other Annual Compensation

Frank Stronach (4) Chairman of the Board	2005 2004 2003	$200,000 200,000 200,000	nil nil nil	$2,300,000 1,500,000 1,500,000	(5)(6) (5)(6) (5)(6)	nil nil nil		nil nil nil		$30,779,000 38,612,700 34,500,000	(7) (7) (7)

Donald Walker (8) Co-Chief Executive Officer	2005	$161,600	$4,196,530 and 11,385 RSUs based on $806,020 (9)	(6)		nil		$10,942,450	(10)	Cdn.$35,600	(11)

Siegfried Wolf (12) Co-Chief Executive Officer	2005	$100,000	$3,859,210 and 11,385 RSUs based on $806,020 (9)	$900,000	(6)(13)	nil		$737,770	(14)	nil
	2004	100,000	4,679,820	5,270,000	(6)(15)	nil		5,076,590	(16)	nil
	2003	100,000	4,214,630	Cdn.$660,000/$3,225,000 (6)(17)		nil		4,724,140	(18)	nil

Manfred Gingl (19) Executive Vice-Chairman	2005 2004 2003	$110,500 110,500 110,500	$3,859,210 4,679,820 4,214,630	Cdn.$1,775,000 Cdn.$1,450,000 Cdn.$5,195,000	(6)(13) (6)(15) (6)(17)	nil nil nil		$3,628,680 983,880 4,581,990	(20) (21) (22)	Cdn.$30,200 nil nil	(23)

Mark Hogan (24) President	2005 2004	$110,500 45,100	$3,859,210 2,450,000	$98,230 91,650	(25) (25)	nil 100,000	(26)	nil $9,000,000	(27)	nil nil

Vincent J. Galifi Executive Vice-President and Chief Financial Officer	2005	$110,500	$1,929,600 and 5,691 RSUs based on $403,010 (9)	(6)		nil		$1,313,060	(28)	nil
	2004	110,500	2,339,910	Cdn.$805,000	(6)(15)	nil		637,290	(29)	nil
	2003	110,500	2,107,320	Cdn.$1,110,000	(6)(17)	nil		1,002,700	(30)	nil

Tommy Skudutis Executive Vice-President, Operations	2005 2004 2003	$110,500 110,500 110,500	$1,378,290 1,671,000 1,505,230	(6) (6) (6)		nil nil 55,000		nil nil nil		nil nil nil

(1)
All amounts for fiscal 2003, fiscal 2004 and fiscal 2005 were paid or are payable in U.S. dollars. All amounts shown are in U.S. dollars except as otherwise indicated. All fiscal 2005 salaries and bonuses represent amounts paid in fiscal 2005 and 2006 for services rendered in 2005, all fiscal 2004 salaries and bonuses represent amounts paid in fiscal 2004 and 2005 for services rendered in 2004 and all fiscal 2003 salaries and bonuses represent amounts paid in fiscal 2003 and 2004 for services rendered in 2003.

(2)
2005 or fiscal 2005 refers to the financial or fiscal year running from January 1, 2005 to December 31, 2005. 2004 or fiscal 2004 refers to the financial or fiscal year running from January 1, 2004 to December 31, 2004. 2003 or fiscal 2003 refers to the financial or fiscal year running from January 1, 2003 to December 31, 2003.

(3)
These are options issued by the Corporation unless otherwise indicated.

(4)
Mr. Stronach became Interim Chief Executive Officer and Interim President, in addition to his position as Chairman of the Board, immediately following the resignation of Ms. Belinda Stronach effective January 20, 2004. Mr. Stronach resigned as Interim President effective August 20, 2004 following the appointment of Mr. Hogan as President and as Interim Chief Executive Officer effective April 4, 2005 following the appointment of Messrs. Walker and Wolf as Co-Chief Executive Officers.

(5)
This amount is not compensation but represents the fee paid to Mr. Stronach personally by an Austrian subsidiary of the Corporation for business development and other services provided by Mr. Stronach in Austria. Refer to "Corporate Governance and Compensation Committee and Report on Executive Compensation — Report on Executive Compensation" and "Interests of Management and Other Insiders in Certain Transactions" below.

(6)
Perquisites and other personal benefits did not exceed the lesser of Cdn.$50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(7)
This amount is not compensation but represents the fees paid to Stronach & Co. ("SCo"), an associate of Mr. Stronach, by European subsidiaries of Magna for business development, consulting and other services provided by SCo to certain non-Austrian European subsidiaries of Magna. This amount also includes the fees paid to Stronach Consulting Corp, an associate of Mr. Stronach, by Magna for business development and other services provided by Stronach Consulting Corp. to Magna and certain non-European subsidiaries of Magna with respect to fiscal 2004 and 2005. Refer to "Corporate Governance and Compensation Committee and Report on Executive Compensation — Report on Executive Compensation" and "Interests of Management and Other Insiders in Certain Transactions" below.

(8)
Mr. Walker became Co-Chief Executive Officer of the Corporation on April 4, 2005 following the completion of the privatization of Intier and Mr. Stronach's resignation as Interim Chief Executive Officer. Mr. Walker's compensation for fiscal 2005 reflects his compensation from Intier from January 1, 2005 to April 3, 2005 and his compensation from Magna for the balance of fiscal 2005.

(9)
The Restricted Stock Units ("RSUs") provided to Messrs. Walker, Wolf and Galifi in respect of fiscal quarters on and after April 1, 2005 were based on a portion of the annual incentive bonuses. Dividend equivalents on the RSUs are paid to each of them. The RSUs awarded for 2005 are based on the weighted average closing prices on the NYSE of Magna Class A Subordinate Voting Shares over the 20 day period ending on June 30, 2005, September 30, 2005 and December 30, 2005 which were $69.87, $73.44, and $68.57, respectively. Aggregate holdings of RSUs as at December 31, 2005 and their value based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98) are as follows: for Mr. Walker, 11,385 RSUs with a value of $819,490; for Mr. Wolf, 11,385 RSUs with a value of $819,490; and for Mr. Galifi, 5,691 RSUs with a value of $409,640. Refer to the description of RSUs in "Restricted Shares and Restricted Share Units" below.

(10)
Mr. Walker was awarded 146,037 Magna Class A Subordinate Voting Shares as restricted shares. The value shown represents the closing market price on the TSX on the date of the award of restricted shares converted to U.S. dollars. These restricted shares are subject to certain terms, conditions and restrictions described in the related restricted share award agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause (as defined) and reduced vesting on voluntary resignation. Mr. Walker receives dividends on the restricted shares. The aggregate value of these restricted shares was $10,511,750 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(11)
Under a life insurance policy previously maintained by Intier for Mr. Walker, Magna is entitled to receive the accumulated cash value with respect to such policy and the specified death benefit payable under the policy on his death is to be paid to the beneficiaries designated by him. Mr. Walker's taxable benefit for 2005 with respect to this policy was Cdn.$35,550.

(12)
Mr. Wolf is employed by European subsidiaries of Magna. Mr. Wolf was appointed as a Vice-Chairman of Magna on January 14, 2002 and as an Executive Vice-Chairman on May 9, 2002. Mr. Wolf became Co-Chief Executive Officer of Magna on April 4, 2005 following the resignation of Mr. Stronach as Interim Chief Executive Officer.

(13)
This amount was paid as a special bonus in fiscal 2005 in addition to the annual profit sharing (incentive) bonus.

(14)
Mr. Wolf acquired 21,905 Magna Class A Subordinate Voting Shares as restricted shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Wolf for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Wolf was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Wolf receives dividends on the restricted shares. The aggregate value of these restricted shares was $1,576,730 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). The aggregate value of all 345,454 restricted shares was $24,865,780 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to footnotes (16) and (18) below and the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(15)
This amount was paid as a special bonus in fiscal 2004 in addition to the annual profit sharing (incentive) bonus.

(16)
The restricted shares acquired by Mr. Wolf originally included 359,378 Decoma Class A Subordinate Voting Shares, 158,290 Intier Class A Subordinate Voting Shares, 59,084 Tesma Class A Subordinate Voting Shares and 18,377 Magna Class A Subordinate Voting Shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Wolf for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Wolf was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Wolf receives dividends on the restricted shares. As a result of the completion of the privatization of Decoma effective March 6, 2005, Tesma effective February 6, 2005 and Intier effective April 3, 2005, the 359,378 Decoma Class A Subordinate Voting Shares have been converted to 52,216 Magna Class A Subordinate Voting Shares, the 59,084 Tesma Class A Subordinate Voting Shares have been converted to 25,997 Magna Class A Subordinate Voting Shares and the 158,290 Intier Class A Subordinate Voting Shares have been converted to 64,898 Magna Class A Subordinate Voting Shares. The aggregate value of these restricted shares was $11,623,910 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(17)
This amount was paid as a special bonus in fiscal 2003 in addition to the annual profit-sharing (incentive) bonus.

(18)
The restricted shares acquired by Mr. Wolf originally included 267,510 Decoma Class A Subordinate Voting Shares, 121,915 Intier Class A Subordinate Voting Shares, 102,948 Tesma Class A Subordinate Voting Shares and 27,910 Magna Class A Subordinate Voting Shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Wolf for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Wolf was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Wolf receives dividends on the restricted shares. As a result of the completion of the privatization of Decoma effective March 6, 2005, Tesma effective February 6, 2005 and Intier effective April 3, 2005, the 267,510 Decoma Class A Subordinate Voting Shares have been converted to 38,869 Magna Class A Subordinate Voting Shares, the 102,948 Tesma Class A Subordinate Voting Shares have been converted to 45,297 Magna Class A Subordinate Voting Shares and the 121,915 Intier Class A Subordinate Voting Shares have been converted to 49,985 Magna Class A Subordinate Voting Shares. The aggregate value of these restricted shares was $11,665,150 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(19)
Mr. Gingl became a Vice-Chairman and a director on January 14, 2002, became a Magna employee effective February 14, 2002 and was appointed as an Executive Vice-Chairman on May 9, 2002.

(20)
Mr. Gingl acquired 36,132 Magna Class A Subordinate Voting Shares as restricted shares. $1,090,080 of the value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Gingl for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Gingl was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. Mr. Gingl was also awarded 33,880 Magna Class A Subordinate Voting Shares as restricted shares. $2,538,610 of the value shown represents the closing market price on the TSX on the date the restricted shares were awarded converted to U.S. dollars.

These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Gingl receives dividends on the restricted shares. The aggregate value of these restricted shares was $5,039,460 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). The aggregate value of all 250,946 restricted shares was

  $18,063,090 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to footnotes (21) and (22) below and the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(21)
Mr. Gingl acquired 27,568 Magna Class A Subordinate Voting Shares as restricted shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Gingl for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Gingl was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Gingl receives dividends on the restricted shares. The aggregate value of these restricted shares was $1,984,350 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(22)
The restricted shares acquired by Mr. Gingl originally included 267,510 Decoma Class A Subordinate Voting Shares, 121,915 Intier Class A Subordinate Voting Shares, 51,474 Tesma Class A Subordinate Voting Shares and 41,864 Magna Class A Subordinate Voting Shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Gingl for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Gingl was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Gingl receives dividends on the restricted shares. As a result of the completion of the privatization of Decoma effective March 6, 2005, Tesma effective February 6, 2005 and Intier effective April 3, 2005, the 267,510 Decoma Class A Subordinate Voting Shares have been converted to 38,869 Magna Class A Subordinate Voting Shares, the 51,474 Tesma Class A Subordinate Voting Shares have been converted to 22,648 Magna Class A Subordinate Voting Shares and the 121,915 Intier Class A Subordinate Voting Shares have been converted to 49,985 Magna Class A Subordinate Voting Shares. The aggregate value of these restricted shares was $11,039,280 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(23)
Under a life insurance policy previously maintained by Tesma for Mr. Gingl, Magna is entitled to receive the accumulated cash value with respect to such policy and the specified death benefit payable under the policy on his death is to be paid to the beneficiaries designated by him. Mr. Gingl's taxable benefit for 2005 with respect to this policy was Cdn.$30,220.

(24)
Mr. Hogan became President of Magna effective August 20, 2004. For fiscal 2004 his compensation represents the amounts paid to him for approximately five (5) months from August 5, 2004 to December 31, 2004.

(25)
The amounts shown for Mr. Hogan represent tax equalization paid by Magna in respect of Canadian income taxes paid in excess of United States income taxes in respect of the income attributed to Mr. Hogan with respect to services that were required to be performed in Canada. Tax equalization adjustments are made from year to year to reflect the final taxes payable in respect of each year.

(26)
Upon commencement of his employment Mr. Hogan was granted "sign-on" options to purchase 100,000 Magna Class A Subordinate Voting Shares at $77.59 per share.

(27)
Upon the commencement of his employment Mr. Hogan also received restricted share units equivalent to 112,072 Magna Class A Subordinate Voting Shares based on the 10 day weighted average closing price on the NYSE ending August 4, 2004 of $80.31. Dividend equivalents on the restricted share units are paid to Mr. Hogan. The restricted share units are fully vested subject to continued satisfaction of the restrictions, but unreleased restricted share units are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. The aggregate value of the restricted share units was $8,066,940 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the restricted share units terms and conditions in "Restricted Shares and Restricted Share Units" below.

(28)
Mr. Galifi was awarded 17,524 Magna Class A Subordinate Voting Shares as restricted shares. The value shown represents the closing market price on the TSX on the date awarded for the restricted shares converted to U.S. dollars. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and restricted share award agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Galifi receives dividends on the restricted shares. The aggregate value of the restricted shares was $1,261,380 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). The aggregate value of all 70,212 restricted shares was $5,053,860 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to footnotes (29) and (30) below and the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(29)
The restricted shares acquired by Mr. Galifi originally included 31,840 Decoma Class A Subordinate Voting Shares, 16,527 Intier Class A Subordinate Voting Shares, 11,818 Tesma Class A Subordinate Voting Shares and 3,675 Magna Class A Subordinate Voting Shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Galifi for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Galifi was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Galifi receives dividends on the restricted shares. As a result of the completion of the privatization of Decoma effective March 6, 2005, Tesma effective February 6, 2005 and Intier effective April 3, 2005, the 31,840 Decoma Class A Subordinate Voting Shares have been converted to 4,626 Magna Class A Subordinate Voting Shares, the 11,818 Tesma Class A Subordinate Voting Shares have been converted to 5,200 Magna Class A Subordinate Voting Shares and the 16,527 Intier Class A Subordinate Voting Shares have been converted to 6,776 Magna Class A Subordinate Voting Shares. The aggregate value of the restricted shares was $1,459,540 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

(30)
The restricted shares acquired by Mr. Galifi originally included 53,502 Decoma Class A Subordinate Voting Shares, 24,383 Intier Class A Subordinate Voting Shares, 20,590 Tesma Class A Subordinate Voting Shares and 5,582 Magna Class A Subordinate Voting Shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Galifi for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Galifi was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Galifi receives dividends on the restricted shares. As a result of the completion of the privatization of Decoma effective March 6, 2005, Tesma effective February 6, 2005 and Intier effective April 3, 2005, the 53,502 Decoma Class A Subordinate Voting Shares have been converted to 7,773 Magna Class A Subordinate Voting Shares, the 20,590 Tesma Class A Subordinate Voting Shares have been converted to 9,059 Magna Class A Subordinate Voting Shares and the 24,383 Intier Class A Subordinate Voting Shares have been converted to 9,997 Magna Class A Subordinate Voting Shares. The aggregate value of the restricted shares was $2,332,940 based on the closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares of the Corporation on the NYSE ($71.98). Refer to the description of the long-term retention arrangements in "Restricted Shares and Restricted Share Units" below.

Stock Option Plans, Grants and Exercises

        The Stock Option Plan was originally adopted by Magna shareholders on December 10, 1987. At Magna's Annual and Special Meeting of Shareholders held on May 18, 2000, the Stock Option Plan was further amended and restated which enabled the Board to provide incentive stock options and stock appreciation rights in respect of Magna Class A Subordinate Voting Shares to consultants as well as to eligible officers and employees of Magna and its subsidiaries. These amendments also provided for the grant of options for 5,000 Magna Class A Subordinate Voting Shares to outside directors upon their election as a director as well as upon the completion of every five (5) year period of continuous service. Refer to "Board and Board Compensation — Director Stock Options" above.

        The following table discloses equity compensation plan information effective as of December 31, 2005:

EQUITY COMPENSATION PLAN INFORMATION (1)
	A		B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans approved by securityholders (2)	2,569,250	(3)	Cdn.$86.43	1,015,500	(4)

Equity compensation plans not approved by securityholders	nil		n/a	nil

Total	2,569,250		Cdn.$86.43	1,015,500

(1)
The Equity Compensation Plan Information does not include Magna Replacement Options or Decoma, Tesma and Intier Continuing Options which were created as a result of the privatizations of Decoma, Tesma and Intier (refer to the description below). The Equity Compensation Plan Information also does not include Magna Class A Subordinate Voting Shares provided or awarded pursuant to the long-term retention (restricted stock) arrangements. Refer to "Restricted Shares and Restricted Share Units" below.

(2)
Reflects the Stock Option Plan described above. As of December 31, 2005 there were a total of 3,584,750 Magna Class A Subordinate Voting Shares, representing 3.3% of Magna's outstanding Class A Subordinate Voting Shares, to be issued upon the exercise of outstanding options or available for future issuance, in each case, under the Stock Option Plan.

(3)
As of December 31, 2005, these shares represent 2.4% of Magna's outstanding Class A Subordinate Voting Shares.

(4)
As of December 31, 2005, these shares represent 0.9% of Magna's outstanding Class A Subordinate Voting Shares.

        The maximum number of shares for which options and stock appreciation rights may be granted under the Stock Option Plan is 6,000,000 Magna Class A Subordinate Voting Shares, subject to certain adjustments. While this number represents 5.5% of the outstanding Magna Class A Subordinate Voting Shares as of December 31, 2005, the shares remaining available for future grants under the Stock Option Plan amount to 0.9% of the outstanding Magna Class A Subordinate Voting Shares as of December 31, 2005. As at December 31, 2005, options to purchase an aggregate of 2,415,250 Magna Class A Subordinate Voting Shares have been previously exercised. No stock appreciation rights have been granted under the Stock Option Plan.

        Under the terms of the Stock Option Plan, the maximum number of Class A Subordinate Voting Shares reserved for issuance under options to any one person (whether granted under the Stock Option Plan or otherwise) cannot exceed 5% of the outstanding Magna Class A Subordinate Voting Shares and Class B Shares, subject to certain conditions. The maximum number of Magna Class A Subordinate Voting Shares reserved for issuance pursuant to stock options granted to insiders or others under the Stock Option Plan and any other share compensation arrangement may not exceed 10% of the then outstanding Magna Class A Subordinate Voting Shares. In addition, the maximum number of Magna Class A Subordinate Voting Shares issuable to insiders under the Stock Option Plan and any other share compensation arrangement, within a one-year period, may not exceed 10% of the then outstanding Magna Class A Subordinate Voting Shares, and the maximum number of Magna Class A Subordinate Voting Shares issuable to any one insider and such insider's associates under the Stock Option Plan and any other share compensation arrangement, within a one-year period, may not exceed 5% of the then outstanding Magna Class A Subordinate Voting Shares.

        Each option vests and is exercisable in such manner as may be determined at the time of the grant, and options granted will be for terms not exceeding 10 years. Vesting periods range from 4 to 7 years, with the expiration dates ranging from May 13, 2006 to December 31, 2013. The option price is to be established at the time of the grant, but cannot be less than the closing price of Magna Class A Subordinate Voting Shares on the TSX or the NYSE (with respect to option grantees residing in the United States where the grants are in U.S. dollars) on the trading day immediately prior to the date of the grant. Option prices range from Cdn.$50.77 to Cdn.$105.19. Options cannot be transferred or assigned by a participant under the Stock Option Plan, other than by will or pursuant to the laws of succession. Magna does not provide any financial assistance to participants in order to facilitate the purchase of Magna Class A Subordinate Voting Shares under the Stock Option Plan.

        Under the terms of the stock option arrangements, in the event of a participant's death or termination of the participant's employment by reason of retirement or disability, the participant's options, whether or not previously vested, may be exercised at any time up to and including the earliest of: (i) the first anniversary of the date of the participant's death; (ii) the third anniversary of the date of the participant's retirement or disability; or (iii) the expiration of the option term. In the event a participant is terminated without reasonable or just cause, the participant may exercise outstanding vested options at any time up to and including the earlier of: (i) the date three months following the termination; or (ii) the expiration of the option term. Options are forfeited if a participant voluntarily resigns or is terminated for reasonable or just cause.

        Subject to regulatory approval and, where required, approval of the Magna shareholders, the Board may, at any time and for any reason, amend, revise, suspend or discontinue the Stock Option Plan, in whole or in part. Without the participant's consent, no amendment, revision, suspension, discontinuance or termination will alter or impair a participant's rights under previously granted and unexercised options. No amendments to the Stock Option Plan were made during fiscal 2005.

        As a result of the spin-out of MID on September 2, 2003, the exercise prices for all outstanding options were reduced by $8.65 (Cdn.$11.98) in the case of options exercised in U.S. and Canadian dollars respectively in accordance with the anti-dilution mechanism prescribed by the TSX. No outstanding options were repriced during fiscal 2005.

        As a result of the privatization of Tesma effective February 6, 2005, 1,161,450 Tesma Exchange Elected Options were exchanged for 511,038 Magna Replacement Options at the specified exchange rate and 300,000 Tesma Continuing Options were adjusted in accordance with their terms to become exercisable for 132,000 Magna Class A Subordinate Voting Shares based on the specified exchange rate, in each case pursuant to a Plan of Arrangement between Magna and Tesma. As a result of the privatization of Decoma effective March 6, 2005, 2,074,000 Decoma Exchange Elected Options were exchanged for 301,340 Magna Replacement Options at the specified exchange rate and 750,000 Decoma Continuing Options were adjusted to become exercisable for 108,975 Magna Class A Subordinate Voting Shares based on the specified exchange rate, in each case pursuant to a Plan of Arrangement between Magna and Decoma. As a result of the privatization of Intier effective April 3, 2005, 2,608,700 Intier Exchange Options were exchanged for 1,377,067 Magna Replacement Options at the specified exchange rate and 750,000 Intier Continuing Options were adjusted in accordance with their terms to become exercisable for 307,500 Magna Class A Subordinate Voting Shares based on the specified exchange rate, in each case pursuant to a Plan of Arrangement between Magna and Intier. As of the Record Date, the weighted-average exercise price of the 1,394,903 outstanding Magna Replacement Options is Cdn.$61.66 and the weighted-average exercise price of the aggregate of the 548,475 Tesma Continuing Options, Decoma Continuing Options and Intier Continuing Options is Cdn.$61.71 (in aggregate). Under the applicable TSX stock option policies, the Magna Replacement Options, the Tesma Continuing Options, the Decoma Continuing Options and the Intier Continuing Options do not reduce the number of shares remaining available for grant under the Stock Option Plan. During fiscal 2005, 371,563 Magna Replacement Options were exercised and no Decoma, Tesma or Intier Continuing Options were exercised.

        No stock appreciation rights or options to purchase securities of Magna or its subsidiaries were granted to any of the Named Executive Officers during fiscal 2005.

        The following table provides certain information with respect to options for securities of Magna and its subsidiaries exercised by the Named Executive Officers during fiscal 2005 as well as the fiscal 2005 year end option values of all options for securities of Magna and its subsidiaries granted to such persons up to December 31, 2005:

Aggregate Option Exercises During the Financial Year Ended December 31, 2005 and 2005 Financial Year End Option Values (1)
							Value of Unexercised In-the-Money Options at December 31, 2005 (2)
		Aggregate Value Realized	Unexercised Options at December 31, 2005
	Securities Acquired on Exercise
Name			Exercisable		Unexercisable		Exercisable	Unexercisable

Frank Stronach (3)	nil	nil	100,000 307,500 132,000	Intier Continuing Tesma Continuing	nil nil nil		Cdn.$2,098,000 $11,844,900 Cdn.$3,286,800	nil nil nil

Donald Walker (4)	nil	nil	195,000 446,900 4,400 1,453	Intier Replacement Tesma Replacement Decoma Replacement	nil 24,600 nil nil	Intier Replacement	Cdn.$1,356,100 Cdn.$14,509,900 Cdn.$109,560 Cdn.$9,546	nil Cdn.$713,400 nil nil

Siegfried Wolf (5)	nil	nil	201,000 24,600	Intier Replacement	nil nil		Cdn.$4,642,580 $900,360	nil nil

Manfred Gingl (6)	88,000	Cdn.$2,446,938	nil		nil		nil	nil

Mark Hogan	nil	nil	40,000		60,000		nil	nil

Vincent Galifi	nil	nil	268,900		nil		Cdn.$3,017,552	nil

Tommy Skudutis	5,000	Cdn.$51,700	152,000		16,000		Cdn.$33,700	Cdn.$16,900

(1)
Class A Subordinate Voting Shares are the only securities for which options have been granted under Magna's Stock Option Plan. In the case of Tesma, Decoma and Intier these options are for Magna Class A Subordinate Voting Shares. All Tesma, Decoma and Intier Exchange Elected Options were converted to Magna Replacement Options following the completion of the privatizations effective February 6, 2005 and March 6, 2005 and April 3, 2005, respectively, at the specified exchange ratio.

(2)
The closing price on December 30, 2005 for Magna Class A Subordinate Voting Shares on the TSX was Cdn.$84.00 and on the NYSE was $71.98.

(3)
750,000 Intier options, 300,000 Tesma options and 750,000 Decoma options were granted in return for consulting services to be rendered by SCo to Intier, Tesma and Decoma under consulting agreements with each of them. As a result of the privatization of Tesma effective February 6, 2005, the 300,000 Tesma Continuing Options were adjusted in accordance with their terms to become exercisable for options for 132,000 Magna Class A Subordinate Voting Shares with an exercise price of Cdn.$60.11. As a result of the privatization of Intier effective April 3, 2005, the 750,000 Intier Continuing Options were adjusted to become exercisable for options for 307,500 Magna Class A Subordinate Voting Shares with an exercise price of $33.46.

As a result of the privatization of Decoma effective March 6, 2005, the 750,000 Decoma Continuing Options were adjusted in accordance with their terms to become exercisable for options for 108,975 Magna Class A Subordinate Voting Shares with an exercise price of Cdn.$93.26. All of these options are exercisable and none of these options are in-the-money.

(4)
As a result of the privatization of Intier effective April 3, 2005 the 1,000,000 Intier Exchange Elected Options were converted to 410,000 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$51.22 and 150,000 Intier Exchange Elected Options were converted to 61,500 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$55.00; as a result of the privatization of Decoma effective March 6, 2005 the 10,000 Decoma Exchange Elected Options were converted to 1,453 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$77.43; and as a result of the privatization of Tesma effective February 6, 2005 the 10,000 Tesma Exchange Elected Options were converted to 4,400 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$59.10.

(5)
Does not include options to purchase 10,000 Decoma Class A Subordinate Voting Shares granted by Decoma in 2002 to Mr. Wolf as a director under the Decoma Incentive Stock Option Plan at an exercise price of Cdn.$16.85. As a result of the privatization of Decoma effective March 6, 2005 the 10,000 Decoma Exchange Elected Options converted to 1,453 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$115.97. All of these options are exercisable and none of these options are in-the-money.

(6)
As a result of the privatization of Tesma effective February 6, 2005, the 200,000 Tesma Exchange Elected Options were converted to 88,000 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$59.10.

Pension Plans

        None of Magna's executive officers, including the Named Executive Officers, participate in any pension plan provided by Magna or its subsidiaries, including: the Canadian Pension Plan and the U.S. Pension Plan, both of which are defined benefit pension plans which were implemented effective January 1, 2001 and were subsequently closed to new participants effective December 31, 2004; the Canadian, U.S., U.K., German and Austrian Employee Equity Participation and Profit Sharing Plans; or the Canadian Group Registered Retirement Savings Plan or U.S. 401(k) plans.

Employment Contracts

        Mr. Stronach, the Interim Chief Executive Officer between January 1, 2005 and April 4, 2005, is not employed by Magna but provides services to Magna and its subsidiaries, personally and through affiliates, pursuant to various consulting, services and business development agreements. Mr. Stronach is paid $200,000 per annum for his role as Chairman of the Board. Refer to "Interests of Management and Other Insiders in Certain Transactions" below and "— Summary Compensation Table" above.

        Following the completion of the privatization of Intier on April 3, 2005 and Mr. Stronach's resignation as Interim Chief Executive Officer on April 4, 2005, Messrs. Walker and Wolf were appointed as Co-Chief Executive Officers of Magna effective on Mr. Stronach's resignation. The Board, on the recommendation of the Corporate Governance and Compensation Committee, approved employment arrangements for Mr. Walker and new employment arrangements for Mr. Wolf. Effective April 4, 2005 their employment arrangements provided for an annual base salary ($110,500 in the case of Mr. Walker and $100,000 in the case of Mr. Wolf) and an annual incentive bonus based on a specified percentage of Magna's Pre-tax Profits before Profit Sharing as defined in the Corporate Constitution. Approximately 22% of the annual incentive bonus to be received by each of them is to be paid in the form of RSUs. Refer to "Restricted Shares and Restricted Share Units" below. In addition the employment arrangements provide for the maintenance of the ownership of a minimum number of Magna Class A Subordinate Voting Shares, standard fringe benefits, confidentiality obligations and a twelve (12) month non-solicitation and non-competition obligation. In Mr. Wolf's case he is also entitled to the use of a leased automobile. Magna has the right to terminate either of their employment by providing twelve (12) months prior written notice of termination or paying a retiring allowance equal to the base salary and incentive bonus (based on the specified percentage of Magna's Pre-tax Profits before Profit Sharing) for the full fiscal year ending immediately prior to the date of termination. Any retiring allowance may be paid either in a lump sum or in twelve (12) equal monthly installments at Magna's option. While neither Mr. Walker nor Mr. Wolf currently have employment contracts, the principal terms and conditions of their employment arrangements have been approved by the Corporate Governance and Compensation Committee and the Board.

        For the period from January 1, 2005 to April 3, 2005 Mr. Walker was entitled under his employment contract with Intier to a base salary of Cdn.$315,000 and an annual incentive bonus based on a specified percentage of Intier's Pre-tax Profits before Profit Sharing, standard fringe benefits and certain insurance coverage, was required to maintain ownership of a minimum number of Intier Class A Subordinate Voting Shares, and was subject to certain confidentiality obligations and a twelve (12) month non-solicitation and non-competition obligation.

        Mr. Wolf is employed by European subsidiaries of Magna. He entered into an employment contract in March, 1999 but effective January 1, 1999 in his role as President, Magna Europe. This employment contract was not replaced when Mr. Wolf became President and Chief Executive Officer of Magna Steyr effective February 21, 2001, nor when he was re-assigned to the position of Vice-Chairman of Magna on January 14, 2002 and appointed as Executive Vice-Chairman on May 9, 2002.

        Mr. Gingl became employed by Magna effective May 1, 2002, following his appointment as a Vice-Chairman effective January 14, 2002. He assumed the position of Executive Vice-Chairman on May 9, 2002 and is currently employed under an employment contract entered into effective February 14, 2002 which reflects the employment arrangements approved by the Board, including the general terms of employment described below.

        Mr. Hogan is currently employed by Magna International of America, Inc. under an employment contract entered into effective August 5, 2004. In addition to the general terms of employment described below, on the commencement of employment on August 4, 2004, Mr. Hogan received 100,000 "sign-on" options for Magna Class A Subordinate Voting Shares at an exercise price of $77.59 and was provided with restricted share units equivalent to 112,072 Magna Class A Subordinate Voting Shares having an approximate value of $9 million.

Mr. Hogan's employment arrangements were approved by the Board. Refer to "Restricted Shares and Restricted Share Units" below and "— Summary Compensation Table" above.

        Mr. Galifi is currently employed by Magna under an employment contract entered into effective January 1, 2002, as amended effective June 17, 2004 and April 4, 2005, which reflects the employment arrangements approved by the Board, including the general terms of employment described below.

        Mr. Skudutis is currently employed by Magna under an employment contract entered into effective January 1, 2001.

        The employment contracts for Messrs. Galifi, Gingl, Hogan and Skudutis provide for a base salary of $110,500, together with, in each case, annual incentive bonuses based on a specified percentage of Magna's Pre-tax Profits before Profit Sharing as defined in the Corporate Constitution, the maintenance of the ownership of a minimum number of Class A Subordinate Voting Shares, confidentiality obligations and non-solicitation and non-competition restrictions. Each employment contract provides that employment may be terminated by Magna either by giving twelve (12) months advance written notice of termination or by paying a retiring allowance equal to the base salary and cash bonus (based on the specified percentage of Pre-tax Profits before Profit Sharing) for the full fiscal year ending immediately prior to the date of termination. Any retiring allowance may be paid either in a lump sum or in twelve (12) equal monthly installments at Magna's option.

        The maximum total amount potentially payable by Magna pursuant to the employment contracts described above for severance is approximately $22.5 million in the aggregate. No notice, retiring allowance or other severance payment is required where Magna terminates their employment for just cause or on their voluntary resignation under any of the preceding employment contracts, nor are payments required to be to made to the executives referred to above in the event of a change of control of Magna.

Restricted Shares and Restricted Share Units

        In December 2002 the Corporate Governance and Compensation Committee recommended, and the Board approved, revised terms of employment for Messrs. Galifi, Gingl and Wolf to be effective commencing with fiscal 2002. These terms of employment included the implementation of a long-term retention arrangement for each of them, which involved the sale to each of restricted shares of Magna and its public automotive subsidiaries which were to be purchased privately or on the TSX.

        The restricted shares acquired by them in fiscal 2003 pursuant to these arrangements are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or the related share purchase agreements. Ten percent (10%) of the restricted shares will be released to each such individual on January 1, 2007 and on each January 1 thereafter to and including January 1, 2016, subject to the condition that each individual: (i) remains employed by Magna or an affiliate up to the earlier of the date of normal retirement or December 31, 2006; (ii) at any time while employed, Magna's capital expenditures have not in each fiscal year, without prior approval of the Board, exceeded a specified amount for such fiscal year; (iii) does not compete with, or disclose confidential information of, Magna; and (iv) devotes his full time and attention to Magna's business. If at any time up to and including January 1, 2016 the individual becomes permanently disabled and is unable as a result to perform his or her duties and responsibilities in the normal course of business, 33 1/3% of the unreleased restricted shares will be immediately released and an additional 33 1/3% will be released on the next two anniversary dates of the date of such release, subject to the continued satisfaction of certain conditions. Upon death, 100% of the restricted shares will be immediately released. In the event an individual reaches normal retirement prior to December 31, 2006, the restricted shares will be released as to 10% on the first anniversary date of retirement and as to 10% on each subsequent anniversary date of retirement, subject to the continued satisfaction of certain conditions. The restricted shares will not vest, and all 10% instalments which have not yet been made will be surrendered to Magna and not be released, if an individual at any time (i) competes with the business of Magna and/or its affiliates, (ii) solicits the employees of Magna and/or its affiliates for employment or otherwise or (iii) does not devote his/her full time and attention to the business of Magna and/or its affiliates and directly or indirectly owns more than 10% of the equity of an active operating business without Magna's consent, or (iv) if the individual is dismissed for cause. Dividends are payable to them with respect to the restricted shares, subject to forfeiture.

        In June 2004, the Corporate Governance and Compensation Committee recommended, and the Board approved, similar long-term retention arrangements involving the sale to each of Messrs. Galifi, Gingl and Wolf of restricted shares of Magna and its public automotive subsidiaries which were to be purchased privately or on the TSX. The restricted shares acquired by them in fiscal 2004 pursuant to these arrangements are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or the related share purchase agreements, which are substantially the same as the terms, conditions and restrictions in respect of the restricted shares acquired in fiscal 2003 other than the relevant dates. These dates are January 1, 2008, January 1, 2017 and December 31, 2007. In addition, in December 2004, the Corporate Governance and Compensation Committee recommended, and the Board approved, similar long-term retention arrangements involving the sale to Mr. Wolf of restricted shares of Decoma and Intier which were to be purchased privately. These restricted shares are subject to the terms, conditions and restrictions described in the related share purchase agreements and are substantially the same as the terms, conditions and restrictions in respect of the restricted shares acquired by him earlier in fiscal 2004 other than the relevant dates, which were January 1, 2009, January 1, 2018 and December 31, 2008.

        In April 2005, the Corporate Governance and Compensation Committee recommended, and the Board approved, similar long-term retention arrangements involving the sale to Mr. Wolf and the award to Messrs. Galifi, Gingl and Walker of restricted shares of Magna which were to be purchased privately or on the TSX. The restricted shares acquired by them in fiscal 2005 pursuant to these arrangements are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or the related share purchase or award agreements, which are substantially the same as the terms, conditions and restrictions in respect of the restricted shares acquired previously by Messrs. Wolf, Gingl and Galifi in fiscal 2003 other than the relevant dates. These dates are January 1, 2009, January 1, 2018 and December 31, 2008.

        Mr. Hogan's restricted share units were fully vested at the time of grant subject to the terms, conditions and restrictions contained in his employment contract and the related restricted share unit agreement. Ten percent (10%) of the restricted share units will be released on January 1, 2010 and on each January 1 thereafter to and including January 1, 2019, subject to the condition that he: (i) remains employed by Magna or an affiliate up to the earlier of normal retirement or December 31, 2009; (ii) at any time while employed, Magna's capital expenditures have not in each fiscal year, without the prior approval of the Chairman and the Board, exceeded a specified amount for such fiscal year; (iii) does not compete with the business of the Corporation and its affiliates (excluding employment by OEM automobile manufacturers), disclose confidential information of Magna or its affiliates or solicit non-administrative or non-clerical employees of Magna or its affiliates for employment; and (iv) devotes his full time and attention to the business of Magna and its affiliates. If at any time up to and including January 1, 2010 he becomes permanently or totally disabled, 33 1/3% of the unreleased restricted share units will be immediately released and an additional 33 1/3% will be released on the next two anniversary dates, subject to the continued satisfaction of certain conditions. Upon death, 100% will be immediately released. Upon normal retirement at age 60 or later, the restricted share units will be released as to 20% on the first anniversary date of retirement and as to 20% on the next four anniversary dates of retirement, subject to the continued satisfaction of certain conditions. In the event of dismissal for cause (as defined), all restricted share units not previously released will be forfeited. Where he voluntarily resigns he will only be entitled to receive 33 1/3% of the restricted share units if such voluntary resignation occurs after August 5, 2005, and an additional 33 1/3% if such voluntary resignation occurs after each of August 5, 2006 and 2007, such amounts to be released over the ten year release period described above. In each case various conditions must be met during the applicable release period.

        In April 2005, the Corporate Governance and Compensation Committee recommended, and the Board approved, following the completion of the privatization of Intier, Decoma and Tesma, an increase in the annual incentive bonus, which was based on a specified percentage of Magna's Pre-tax Profits before Profit Sharing, for Messrs. Wolf and Galifi. All of this increase was to be paid in the form of RSUs. Similar terms were approved with respect to Mr. Walker's new employment arrangements (described under "— Employment Contracts" above. These RSUs are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or Restricted Share Unit Account Agreements. Following the completion of each fiscal quarter and the related calculation of the incentive bonus for such quarter, approximately 22% of the incentive bonus for such quarter is credited to a Restricted Share Unit Account in the form of RSUs. The number of RSUs credited each quarter is based on the amount of the incentive bonus credited in respect of such quarter divided by the twenty (20) day weighted average closing price of Magna Class A Subordinate Voting Shares on the NYSE on the last trading day of the relevant fiscal quarter. Dividends are paid in cash to each participant on each dividend payment date based on the number of RSUs in the Restricted Share Unit Account on the dividend record date for dividends on Magna's Class A Subordinate Voting Shares. The RSUs credited to each participant's Restricted Share Unit Account are to be automatically redeemed in respect to each participant on the tenth business day of each January following December 31 of the third fiscal year following the fiscal year in which the credits are first made to the Restricted Share Unit Account. Each redemption payment will be equal to the number of RSUs credited in respect of each such fiscal year multiplied by the twenty (20) day weighted average trading price of Magna Class A Subordinate Voting Shares on the NYSE as of the December 31 immediately prior to the redemption date. Magna is entitled to pay the redemption price either in cash or in the form of Magna Class A Subordinate Voting Shares which have been obtained privately or on the TSX. Early redemption will take place on death, disability or normal retirement, at which time 100% of RSUs will be immediately redeemed.

        Also refer to the "— Summary Compensation Table" above and the "Corporate Governance and Compensation Committee and Report on Executive Compensation — Report on Executive Compensation" below.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE AND
REPORT ON EXECUTIVE COMPENSATION

Composition of Corporate Governance and Compensation Committee

        The Corporate Governance and Compensation Committee of the Board (the "Committee") is composed of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson, all of whom are Independent Directors, operates under applicable law in addition to its written charter. Pursuant to the Corporate Governance and Compensation Committee Charter, which was approved by the Board on February 26, 2004 and amended on March 24, 2006, this Committee:

  •
  develops Magna's system of and overall approach to, assesses the Board's approach to and makes recommendations to the Board regarding corporate governance;

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  reviews and makes recommendations to the Board with respect to compensation and benefits for Magna's executive officers, including the Chief Executive Officers' compensation;

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  reviews and makes recommendations to the Board regarding incentive compensation and equity-based plans;

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  administers those functions delegated to it by the Board in respect of the Stock Option Plan;

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  administers the Pension Plan for Canadian Employees (the "Canadian Pension Plan");

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  reviews and makes recommendations to the Board with respect to succession planning;

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  reviews and makes recommendations to the Board with respect to Board compensation; and

  •
  from time to time reviews and makes recommendations to the Board regarding certain related party matters.

There were nine (9) meetings of this Committee during fiscal 2005.

Report on Executive Compensation

        Magna's unique, entrepreneurial corporate culture has evolved since its founding approximately four decades ago. Two key elements of this entrepreneurial culture are the emphasis on decentralization, which provides a high degree of autonomy at all levels of operation, as well as employee profit sharing. Certain aspects of this culture were formalized in 1984 when Magna's shareholders adopted the Corporate Constitution as part of its Articles. The Corporate Constitution balances the interests of shareholders, employees and management, defines the rights of employees (including management) and investors to participate in Magna's profits and growth and reflects certain of the entrepreneurial operational and compensation philosophies developed since Magna's founding which align employee (including management) and shareholder interests. These operational and compensation philosophies and the Corporate Constitution enable Magna to maintain an entrepreneurial environment which encourages productivity, ingenuity and innovation.

        In order to enable this entrepreneurial culture to continue to flourish, the Committee and the Board have supported the continued application of Magna's long established compensation philosophies, which have been essential to its continued success and its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the Magna organization, as well as to maintain the alignment of shareholder and employee (including management) interests and create long-term shareholder value.

        In order to achieve this, and consistent with the concepts reflected in the Corporate Constitution, certain managers who have senior operational or corporate responsibilities receive a remuneration package consisting of a base salary (which generally is lower than comparable industry standards) and an annual incentive bonus based on direct profit participation at the operating or corporate level at which such manager is involved. Managers who are direct profit participators are not eligible to participate in any pension plans or in the Magna Employee Equity Participation and Profit Sharing Plans which are funded through the allocation of ten percent (10%) of Magna's Pre-tax Profits before Profit Sharing under the Corporate Constitution.

        The Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers:

  Base Salaries.    Base salaries should be at levels generally below base salaries for comparable positions within an appropriate comparator group of North American companies which have global businesses and are not generally increased on an annual basis. Fixed compensation costs are therefore minimized in cyclical or other down periods, with financial rewards coming principally from variable incentive bonus compensation and long-term incentive compensation. Refer to "Compensation of Executive Officers — Summary Compensation Table" above.

  Incentive Compensation.    The amount of direct profit participation (incentive bonuses) and therefore the amount of compensation "at risk" increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive bonus compensation is generally reduced in cyclical or other down periods where profits are also reduced. The Committee believes that this linkage is desirable and has modified the incentive policies in recent years to increase the linkage. As a result, senior corporate management (including executive officers) and senior operational managers have an incentive to emphasize consistent growth in profitability over the medium — to long-term to ensure stable levels of annual compensation. Variable incentive bonus compensation in the form of profit participation for fiscal 2005 paid to the Named Executive Officers represents more than 92.5% of each individual's total cash compensation and reflects Magna's solid operating performance despite difficult conditions in the auto industry and the overall performance of management during fiscal 2005.

  Under the Corporate Constitution the aggregate profit participation (incentive bonuses) paid and payable to "Corporate Management" (which includes the Named Executive Officers and certain other executive officers of Magna) in respect of any fiscal year must not exceed 6% of Magna's Pre-Tax Profits before Profit Sharing for such year.

  Long-Term Incentives.    Minimum stock ownership has been required of all direct profit participators (including the Named Executive Officers) since 1985 in order to align their interests with those of shareholders and to encourage the enhancement of shareholder value.

  Following a review with its external compensation consultants, in fiscal 1998 the Committee recommended to the Board the implementation of a long-term incentive program involving annual grants under the Stock Option Plan to management and other eligible employees as part of total compensation. Previous to that options had been granted sporadically. The Committee believed that, in addition to the existing mandatory stock maintenance program, such a program would assist in retaining such employees by providing them with an opportunity for capital appreciation and would further align their interests with shareholders. As a result of the implementation of this program, options have generally been granted as part of total compensation on an annual basis by the Board on the recommendation of the Committee to members of management and other eligible employees in respect of each fiscal year based on their individual performance and Magna's performance during the prior fiscal year. Options for 225,000 Magna Class A Subordinate Voting Shares were last granted to various members of senior management in December 2003 in respect to services provided in fiscal 2003 with a four-year vesting period. At the time of the grant the option term was reduced from 10 years to 7 years and a specified portion of the net after-tax gain upon any exercise was required to be retained as part of the ongoing share maintenance requirement for senior management. No option grants to executive officers in respect to fiscal 2004 or fiscal 2005 have been recommended by the Committee at this time other than the options granted to Messrs. Hogan and Randa upon their commencement of employment with Magna.

  The Committee has continued to consider various arrangements involving equity or equity alternatives which would increase the equity ownership of and encourage potential participants to make a long-term commitment to Magna as well as to ensure certain basic corporate principles were followed both during and following employment. During fiscal 2002, after an extensive review with various external tax, legal, accounting and compensation advisors, the Committee recommended to the Board that Magna replace stock option grants as a form of long-term incentive compensation for Messrs. Galifi, Gingl and Wolf and implement a long-term retention arrangement involving the sale or award to each of them of restricted stock of Magna and its public subsidiaries. The Board approved the Committee's recommendations in

  December 2002, following which Magna implemented the long-term retention arrangements for these individuals during fiscal 2003 in respect of fiscal 2002. Under this arrangement, Class A Subordinate Voting Shares of Magna and of its public automotive subsidiaries acquired by Magna privately and/or on the TSX are to be released in equal amounts over a ten (10) year period following a qualifying period (generally three to five years), subject to satisfaction of certain terms, conditions and restrictions applicable both during the qualifying period and thereafter during the ten (10) year release period. During fiscal 2004 the Committee recommended, and the Board approved, a second sale/award of restricted stock of Magna and its public subsidiaries to Messrs. Galifi and Gingl in respect of fiscal 2003 and to Mr. Wolf in respect of fiscal 2003 and 2004.

  Subsequently, during fiscal 2005 the Committee recommended and the Board approved, a third sale/award of Magna Class A Subordinate Voting Shares in the form of restricted stock to Messrs. Galifi, Gingl and Wolf in respect of fiscal 2004. At the same time the Committee and the Board approved an award of Magna Class A Subordinate Voting Shares in the form of restricted stock to Mr. Walker following his appointment as a Co-Chief Executive Officer in April 2005. The implementation of these restricted stock arrangements by Magna directly aligned the interests of these individuals with the interests of other Magna shareholders, encouraged their creation of shareholder value and acted as an incentive to retain them over the lengthy release period. Refer to "Compensation of Executive Officers — Summary Compensation Table" and "— Restricted Shares and Restricted Share Units" above for details regarding the value of the restricted stock and the relative terms, conditions and restrictions.

  Magna generally utilizes written employment contracts with its executive officers to reflect the terms of their employment, including base salary, profit participation, termination, stock maintenance, confidentiality, non-solicitation and non-competition arrangements. Prior to the renewal and/or material amendment of each such contract, the Committee generally reviews the executive officer's compensation in the context of Magna's historical compensation philosophies and policies and relevant comparators as well as the officer's individual performance, with the objective of ensuring that such compensation is commensurate with Magna's performance and is primarily "at risk". As part of its review policy, the Committee also conducts an annual review of total compensation of the executive officers with the assistance of external compensation consultants retained by the Committee, using compensation for a comparator group of North American companies and applying the Committee's compensation criteria as well as Magna's historical approach to compensation, to ensure the continued competitiveness of Magna's total compensation and the overall effectiveness in achieving its compensation objectives.

        In addition to reviewing with the Committee recent trends and various concepts relative to long-term incentive compensation for potential application to senior managers, Towers Perrin, the Committee's external compensation consultants, provided the Committee with a comparative compensation report in respect of fiscal 2005 for various Magna executive officers using a group of 26 North American companies which have a global business, including three widely held Canadian based companies and 23 U.S. automotive components suppliers or similar industrial component suppliers, adjusted to account for differences in revenues.

        Messrs. Walker and Wolf assumed the role of the Co-Chief Executive Officers in April 2005. Their base salary, profit participation (incentive bonuses), long-term incentives and other compensation referred to in the Summary Compensation Table as well as the other terms and conditions of their employment were reviewed by the Committee. In order to attract Mr. Walker to rejoin Magna following the privatization of Intier on April 3, 2005, and to retain Mr. Wolf, the Committee recommended their appointments as Co-Chief Executive Officers. In reviewing their compensation, the Committee considered their reputations in the automotive components industry and other factors. Based on its review, the Committee recommended an increase in Mr. Wolf's annual incentive bonus in the form of an increased percentage of Magna's Pre-tax Profits Before Profit Sharing, subject to the increase being payable in the form of RSUs. As Co-Chief Executive Officer, the Committee recommended that Mr. Walker receive the standard $110,500 Base Salary and the same percentage of Magna's Pre-tax Profits Before Profit Sharing as Mr. Wolf, with an additional award of $10 million in Magna Class A Subordinate Voting Shares in the form of restricted stock as a long-term retention device. The Board subsequently approved their compensation following the recommendation of the Committee effective April 4, 2005.

        Mr. Stronach's historical compensation reflects his special position as Magna's founder and architect of Magna's unique, entrepreneurial corporate culture. Until February 28, 1994, almost all of Mr. Stronach's compensation had been in the form of variable incentive bonus compensation paid to him as part of Magna's Corporate Management. As described above, since it was adopted in 1984, the Corporate Constitution has provided for the payment of incentive bonus compensation to Corporate Management of up to 6% of Magna's Pre-tax Profits before Profit Sharing in any fiscal year.

        As part of Magna's global expansion strategy, Mr. Stronach moved to Europe in early 1994 with the goal of replicating Magna's North American capabilities in Europe. At the time of this move, virtually all of Mr. Stronach's compensation had been variable incentive bonus compensation in the form of annual profit participation reflecting Magna's continued financial success. For Magna's most recent fiscal year prior to his move, Mr. Stronach had received annual incentive bonus compensation equal to 3% of Magna's Pre-tax Profits before Profit Sharing. At the time of his move to Europe, new arrangements were entered into by certain of Magna's European subsidiaries, initially with SCo and later with Mr. Stronach as well, under which SCo and Mr. Stronach provided business development and consulting services, including the coordination of global strategies, to certain European subsidiaries of Magna in exchange for annual fees paid by the contracting European subsidiaries. The Committee first reviewed these business development and consulting arrangements during fiscal 1994. Since then the Committee has reviewed the annual fees payable under these arrangements on an annual basis as well as all amendments to, extensions of and replacements for the arrangements that have occurred since 1994, primarily as a result of various corporate reorganizations. Although the annual fees are not part of the incentive bonus compensation available to Corporate Management under the Corporate Constitution, these fees and those paid to Mr. Stronach have continued to annually approximate 3% of Magna's Pre-tax Profits before Profit Sharing and, if combined with the incentive bonus compensation paid to Corporate Management (including the other Named Executive Officers), have not exceeded on an annual basis the total 6% of Magna's Pre-tax Profits before Profit Sharing that is available to Corporate Management under the Corporate Constitution.

        Following the annual review conducted by the Committee in respect of arrangements for fiscal 2006, the Committee concluded that the arrangements which it considered and approved in respect of fiscal 2004 and 2005 should be continued. The Committee had recommended in March 2004 that the prior arrangements be continued but revised to reflect a direct linkage to Magna's Pre-Tax Profits before Profit Sharing and that a portion of the fees should be paid in North America. Accordingly, the Committee recommended at that time that: the arrangements be extended until December 31, 2004; the annual fees be set so that they aggregated 3% of Magna's Pre-tax Profits before Profit Sharing for fiscal 2004 (of which a minimum $1.5 million would be payable to Mr. Stronach personally for services provided to certain subsidiaries in Austria); and the total incentive compensation paid to Corporate Management for fiscal 2004, when combined with the fees paid under these arrangements, not exceed the 6% of Pre-tax Profits before Profit Sharing that is available for incentive bonus compensation to Corporate Management under the Corporate Constitution. In addition, the Committee recommended that approximately one-third of the total fees for fiscal 2004 be payable by Magna to Stronach Consulting Corp., an Ontario corporation controlled by Mr. Stronach, for various business services. These services included the coordination of global strategies being provided to Magna and its affiliates in North America and elsewhere outside Europe. By changing the aggregate annual fees payable to SCo, Stronach Consulting Corp. and Mr. Stronach from a fixed amount to a specified profit participation, the fees for fiscal 2004 were tied directly to the future profitability of Magna, consistent with the variable incentive compensation philosophy set out in the Corporate Constitution and with the objectives of the Committee as described above under "Incentive Compensation".

        During its review of these arrangements in respect of fiscal 2005, the Committee had concluded that the arrangements put in place for fiscal 2004 should be continued, with an increase in the annual fee payable to Mr. Stronach personally in Austria to $2.3 million, subject to the provision that if the total fees payable under these consulting arrangements in respect of fiscal 2005 were to exceed 3% of Magna's Pre-tax Profits before Profit Sharing for fiscal 2005 by reason of the minimum fee payable to Mr. Stronach directly for services provided to certain Austrian subsidiaries, Mr. Stronach would receive only a total of 3%. Mr. Stronach agreed with this. As a result of the terms of these arrangements, the total compensation received by SCo, Stronach

Consulting Group and Mr. Stronach directly in respect of fiscal 2005 was less than in respect of fiscal 2004 reflecting the year-on-year decrease in Magna's Pre-tax Profits before Profit Sharing.

        During its review of these arrangements in respect of fiscal 2006, the Committee considered the continuing significant and strategic value to Magna of the services performed by and continuing to be performed by SCo, Stronach Consulting Corp. and Mr. Stronach directly, including the recruitment of key new Group managers, the reorganization of Magna's operating groups in order to maximize synergies following the completion of the privatizations of Intier, Decoma and Tesma and activities relating to the expansion of Magna's business in Eastern Europe, China and India. As part of its review, the Committee continued to recognize that Mr. Stronach continued to have business activities unrelated to Magna, but that this does not detract from the quality and value of his ongoing contribution to Magna as he continues to make himself available whenever required to carry out the foregoing services to be provided by SCo, Stronach Consulting Corp. and himself to Magna and its affiliates. As a result "profit" continued to be the sole measure of performance, which was appropriate considering the nature of Magna's business and the automotive components industry and was consistent with Magna's historical approach to incentive compensation. The Committee considers that these arrangements are fair and in the best interests of Magna and that the fees involved continue to be justified by the value of the services provided

        The material terms and conditions of each of the contractual arrangements described above, including the fees paid for fiscal 2005 and the fees payable for fiscal 2006, were reviewed by the Committee and, following the recommendations of the Committee, approved by the Independent Directors as being fair and in the best interests of Magna.

        In addition to the consulting arrangements described above, Mr. Stronach receives a salary for his duties as Chairman of Magna at the rate of $200,000 per annum.

        Also refer to the "Compensation of Executive Officers — Summary Compensation Table" above and "Interests of Management and Other Insiders in Certain Transactions" below.

        Magna believes that its continued growth, strong balance sheet and significant cash position, positions it for long-term growth in shareholder value, which justifies competitive financial rewards for executive officers which are principally contingent on Magna's continued profitability.

        The foregoing report is submitted by the Corporate Governance and Compensation Committee of the Board:

Edward C. Lumley (Chairman)	Michael D. Harris	Royden R. Richardson

CORPORATE GOVERNANCE PRACTICES

        Magna has adopted certain structures, policies and procedures, in addition to its Corporate Constitution, to ensure that effective corporate governance practices are followed and the Board functions independently of Management. The Statement of Corporate Governance Practices contained in Appendix A describes Magna's approach to corporate governance, with specific reference to Magna's Corporate Constitution, which reflects Magna's historical commitment to effective corporate governance since its adoption in 1984, as well as to the applicable regulatory requirements, including the NYSE Listing Standards and governance guidelines reflected in National Policy 58-201-Corporate Governance Guidelines.

SHARE PERFORMANCE GRAPH

        he following graph compares the yearly total cumulative shareholder return (assuming reinvestment of dividends) for Cdn.$100 invested in Magna Class A Subordinate Voting Shares and Class B Shares on December 31, 2000, with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 2001, 2002, 2003, 2004 and 2005.

Value of Cdn.$100 invested on December 31, 2000

Fiscal Years	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005

Magna Class A	Cdn.$100.00	Cdn.$164.60	Cdn.$146.50	Cdn.$204.20	Cdn.$197.20	Cdn.$171.80

Magna Class B	100.00	115.70	103.30	147.80	147.20	113.70

S&P/TSX Total Return Composite	100.00	87.40	76.60	97.00	111.10	137.90

        The total cumulative shareholders' return for Cdn.$100 invested in Magna's Class A Subordinate Voting Shares was Cdn.$171.80 and in Magna's Class B Shares was Cdn.$113.70, in each case compared to Cdn.$137.90 for the S&P/TSX Total Return Composite Index.

        On September 2, 2003, Magna spun-out MID. As a result of this, Magna Class A Subordinate Voting and Class B Shareholders received 0.5 of a MID Class A Subordinate Voting Share and 0.5 of a MID Class B Share, respectively, for each Magna Class A Subordinate Voting Share and Magna Class B Share, respectively, held by such shareholder. The total cumulative shareholders' return above assumes that shareholders sold the MID shares received by them at a price of Cdn.$31.85 and Cdn.$32.25 per share for the MID Class A

Subordinate Voting Shares and MID Class B Shares, respectively, on the distribution date and re-invested the proceeds into additional Magna shares of the same class.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        None of Magna's (or its subsidiaries') present or former directors, executive officers or employees were indebted at any time during 2005 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries, incurred other than in connection with the purchase of securities of Magna or its subsidiaries, excluding routine indebtedness, was approximately $2.4 million in the case of present and former executive officers, directors and employees of Magna and its subsidiaries.

INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS

        Under a Consulting Agreement dated August 1, 1994 between Magna Investments S.A., a Belgian corporation and a direct subsidiary of Magna, and SCo, an associate of Mr. Stronach, SCo provides for an annual fee for certain consulting services to Magna Investments S.A. and its subsidiaries and affiliates located in Europe (excluding those in Austria). As a result of a reorganization of Magna's subsidiaries in Europe, this Consulting Agreement was assigned to New Magna Investments S.A., a Belgian corporation, effective July 26, 2001. This Consulting Agreement had an original term of five years ending July 31, 1999, with annual fees to be mutually agreed upon for each twelve (12) month contract period. The contract period was changed to the calendar year in 2002 and the original term was subsequently extended on an annual basis until December 31, 2004. In March 2005 the term of this Consulting Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. For fiscal 2005 the annual fee was $9.9 million. During 2005 New Magna Investments S.A. merged into Intier Investments S.A. and another Belgian affiliate of Magna and subsequently changed its name back to New Magna Investments S.A. In March 2006 the term of this Consulting Agreement was further extended from January 1, 2006 to December 31, 2006 for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. Refer to "Compensation of Executive Officers — Summary Compensation Table" above.

        Effective August 1, 1997 Magna Investments S.A. and SCo entered into a Business Development Agreement under which SCo provides for an annual fee for certain business development services to Magna Investments S.A. and, on behalf of Magna Investments S.A., to certain of its European affiliates (excluding those in Austria) which have contracted with Magna Investments S.A. to develop business opportunities and provide certain other services on a global basis to achieve the global business development plan of each such Magna European affiliate. As a result of a reorganization of Magna's subsidiaries in Europe, this Business Development Agreement was assigned to New Magna Investments S.A. effective July 26, 2001. This Business Development Agreement had an original term of five years ending July 31, 2002, with annual fees to be mutually agreed upon for each twelve (12) month contract period. In March 2002 the term of the Business Development Agreement was extended for an additional five months from July 31, 2002 to December 31, 2002 and the original term was subsequently extended on an annual basis until December 31, 2004. As a result of a further reorganization of Magna's subsidiaries in Europe, the Business Development Agreement was assigned to Magna International Investments S.A., a Luxemburg corporation and direct subsidiary of Magna, effective April 1, 2004. In March 2005 the term of this Business Development Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. For fiscal 2005 the annual fee was $9.9 million. In March 2006 the term of this Business Development Agreement was further extended from January 1, 2006 to December 31, 2006 for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. Refer to "Compensation of Executive Officers — Summary Compensation Table" above.

        Effective August 1, 1997 Magna Holding AG, an Austrian corporation and an indirect subsidiary of Magna, and Mr. Stronach entered into a Consulting Agreement under which he provides for an annual fee for certain business development and other services to Magna Holding AG and, on behalf of Magna Holding AG, to its subsidiaries and affiliates in Austria. As a result of a reorganization of Magna's subsidiaries in Europe, this Consulting Agreement was assigned to Magna Europa AG effective August 1, 1998. Magna Europa AG was subsequently transformed into Magna Steyr AG & Co. KG in fiscal 2001. Following a further reorganization of Magna's subsidiaries in Europe, this Consulting Agreement was further assigned to Magna International Europe AG, an Austrian corporation and indirect subsidiary of Magna, effective January 1, 2003. This Consulting Agreement had an original term of five years ending July 31, 2002, with annual fees to be mutually agreed upon for each contract period. The term of this Consulting Agreement was subsequently extended for an additional five months from July 31, 2002 to December 31, 2002 and the original term was subsequently extended on an annual basis until December 31, 2004. In March 2005 the term of this Consulting Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee of $2.3 million for the contract period. In March 2006 the term of this Consulting Agreement was further extended from January 1, 2006 to December 31, 2006 for an annual fee of $2.3 million for the contract period, such fee to be payable quarterly in advance. Refer to "Compensation of Executive Officers — Summary Compensation Table" above.

        Effective January 1, 2004 Magna entered into a Business Services Agreement with Stronach Consulting Corp. under which Stronach Consulting Corp. provides certain services to Magna and, on behalf of Magna, to its affiliates and associates located outside of Europe, for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing for the contract period from January 1, 2004 to December 31, 2004. The term of this Business Services Agreement was subsequently extended until December 31, 2005. For fiscal 2005 the annual fee was $11.0 million. In March 2006, the term of this Business Services Agreement was extended from January 1, 2006 to December 31, 2006 for an annual fee in an amount equal to one percent (1%) of Magna's Pre-tax Profits before Profit Sharing, such fee to be payable quarterly in arrears. Refer to "Compensation of Executive Officers — Summary Compensation Table" above.

        The terms and conditions of each of the four contracts described above, including the fees paid in respect of fiscal 2005 and to be paid in respect of fiscal 2006, were reviewed by the Corporate Governance and Compensation Committee and approved by the Independent Directors as being fair and in the best interests of the Corporation. Refer to "Corporate Governance and Compensation Committee and Report on Executive Compensation — Report on Executive Compensation" above.

        Two trusts (the "Trusts") make purchases of Class A Subordinate Voting Shares and Class B Shares from time to time for transfer to the Canadian, U.S., U.K., German and Austrian equity participation and profit sharing plans, for transfer to employees in payment of bonuses or for sale to employees. During fiscal 2005 and 2004, the Trusts borrowed up to $51 million interest-free from Magna to facilitate the purchase of Magna Class A Subordinate Voting Shares, principally for transfer to the Canadian, U.S., U.K., German and Austrian equity participation and profit sharing plans. This indebtedness was $21 million at December 31, 2005.

        In December 2004 Magna entered into a new Preferred Access Agreement with a subsidiary of Magna Entertainment Corp. ("MEC") with respect to the facilities of the Magna Golf Club in Aurora, Ontario for a term of approximately ten (10) years commencing on January 1, 2004 and ending December 31, 2014 for an annual fee of Cdn.$5 million. Magna also entered into a new Preferred Access Agreement with an Austrian subsidiary of MEC with respect to the facilities of the Fontana Sports Club in Oberwaltersdorf, Austria for a term of approximately ten (10) years commencing on April 1, 2004 and ending December 31, 2014 for an annual fee of €2.5 million. Each transaction was reviewed by a special committee of the Board composed entirely of Independent Directors. Both transactions were subsequently approved by the Independent Directors following the review and recommendation by the special committee. The fees paid in respect of fiscal 2005 under both Preferred Access Agreements totaled $7 million.

        Magna and various of its subsidiaries lease land and buildings from MID under operating leases which Magna believes were effected on normal commercial terms at the time such leases were entered into. Rent and other related lease expenses paid by Magna and various of its subsidiaries to MID for fiscal 2005 were approximately $123 million. Magna expects that any future lease, construction or other arrangements with MID will be completed on arm's-length terms and conditions. Any material lease (including leases for new facilities, lease renewals and lease amendments for facility expansions), construction or other arrangements with MID are subject to review and approval by the Corporate Governance and Compensation Committee in advance of any commitments by Magna or any of its non-public subsidiaries to MID.

        During fiscal 2005 Magna Class A Subordinate Voting shares were acquired for purposes of the long-term incentive arrangements for Messrs. Walker, Wolf, Gingl and Galifi. Refer to "Compensation of Executive Officers — Summary Compensation Table" and "— Restricted Shares and Restricted Share Units" above.

DIRECTORS' AND OFFICERS' INSURANCE

        Effective August 1, 2005, Magna renewed its directors' and officers' liability insurance for a one month renewal period, following which the insurance was renewed for a one year renewal period. This insurance provides, among other coverages, coverage of up to $295 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a $5 million deductible for securities claims and $1 million deductible for all other claims, related to executive indemnification. This policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year August 1, 2005 to August 31, 2006 for the executive indemnification portion of this insurance policy was approximately $4.1 million.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        Proposals of registered shareholders intended to be presented at the Annual Meeting of Shareholders to be held in calendar 2007 must be received by Magna at its principal executive offices for inclusion in its management information circular/proxy statement on or before March 2, 2007.

CONTACTING THE BOARD OF DIRECTORS

        Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Lead Director through the office of the Corporate Secretary at:

  337 Magna Drive
  Aurora, Ontario
  Canada, L4G 7K1
  (905) 726-7022

APPROVAL OF CIRCULAR

        The Board has approved the contents and mailing of this Circular.

J. Brian Colburn Secretary March 28, 2006

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the United States Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2005. For more information about Magna, visit Magna's website at www.magna.com.

APPENDIX A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        Magna is a public company in Canada and the United States, with its Class A Subordinate Voting Shares, Class B Shares and 6.50% Convertible Unsecured Debentures listed on the Toronto Stock Exchange ("TSX") and Class A Subordinate Voting Shares listed on the New York Stock Exchange ("NYSE"). Magna is subject to regulation by the Canadian Securities Administrators ("CSA"), principally the Ontario Securities Commission ("OSC"), the United States Securities and Exchange Commission ("SEC"), the TSX and the NYSE. A discussion of Magna's corporate governance policies and practices as against the CSA's corporate governance guidelines (reflected in National Policy 58-201) follows below. Additional disclosure regarding Magna's Audit Committee, including the complete text of the Audit Committee Charter and certain disclosure required by MI 52-110F1, can be found in Magna's Annual Information Form dated March 29, 2006 which has been filed on SEDAR (www.sedar.com) and posted on the Corporate Governance section of Magna's website (www.magna.com). The Corporate Governance section of Magna's website also contains a discussion of the differences between Magna's corporate governance practices and policies and the NYSE Listing Standards (reflected in Section 303A of the NYSE Listed Company Manual).

        The following describes Magna's approach to corporate governance and reflects the structures, policies and procedures, in addition to the Corporate Constitution, which ensure that effective corporate governance practices are followed and the Board functions independently of Management.

Primary Governance Documents
Magna has a number of charters, policies and other documents which support Magna's overall system of corporate governance, all of which are available on the Corporate Governance section of its website (www.magna.com), including the following:
	•	Articles of Arrangement, which contain the Corporate Constitution discussed below;
	•	Board Charter;
	•	Audit Committee Charter;
	•	Corporate Governance and Compensation Committee Charter;
	•	Corporate Disclosure Policy;
	•	Code of Conduct and Ethics; and
	•	Health, Safety & Environmental Policy.
Corporate Constitution
In 1984, Magna's shareholders adopted its Corporate Constitution, which formalized corporate governance practices that had evolved over many years. The Corporate Constitution, as well as the various governance-related policies which preceded it, reflected Magna's efforts to strike a balance among its stakeholders — employees, managers and investors — by describing their respective rights and, in the case of Management, imposing certain responsibilities or disciplines. The specific inclusion of such policies in a Corporate Constitution, which has formed part of Magna's governing charter documents (Articles) and is therefore subject to enforcement by any shareholder, was (and continues to be) unprecedented to the knowledge of Management.

The Corporate Constitution defines the rights of Magna's stakeholders to participate in Magna's profits and growth, while at the same time subjecting Management to certain disciplines. The policies reflected in the Corporate Constitution include the following:
	•	A majority of the members of the Board must be individuals who are not officers or employees of Magna or any of its affiliates, nor persons related to any such officers or employees.
•
Magna shareholders are collectively entitled to annual dividend distributions which are not less than 20% of Magna's after-tax profits on average over a rolling three fiscal year basis (the "Dividend Policy").
•
Magna Class A Subordinate Voting shareholders may directly elect two directors if Magna fails to achieve a 4% return on capital on average over a rolling two fiscal year basis, or the dividends required under the Dividend Policy are not distributed.

•
Magna Class A Subordinate Voting and Class B shareholders, with each class voting separately, will have the right to approve any investment by Magna in an unrelated business in the event such investment together with all other investments in unrelated businesses exceeds 20% of Magna's equity (the "Investment Policy").
•
Certain specific distributions of pre-tax profits relating to employee profit participation (10%), to the support of social objectives (maximum 2%) and to research and development (minimum 7%) are required (the "Distribution Policy").
•
The aggregate incentive bonuses paid or payable to Corporate Management in respect of any fiscal year shall not exceed 6% of Magna's Pre-tax Profits before Profit Sharing (refer to "Report on Executive Compensation" in the Circular).

A description of each of the foregoing policies is contained in Magna's Annual Report to Shareholders and its Annual Information Form. The policies represent another aspect of Magna's unique, entrepreneurial corporate culture, in addition to the operational and compensation philosophies described in the Corporate Governance and Compensation Committee's Report on Executive Compensation (refer to "Corporate Governance and Compensation Committee and Report on Executive Compensation — Report on Executive Compensation" above) as well as the Employee Charter of Rights.
Board Mandate
The Board operates pursuant to applicable law, under which the Board is charged with the responsibility of managing or supervising the management of the business and affairs of Magna. In doing so, directors are required to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Board is also subject to the provisions of Magna's Board Charter, which serves to clarify the Board's role and responsibilities and sets out requirements relating to its size, composition and independence, the administration of the Board, committee structure, and oversight responsibilities concerning the compensation and evaluation of Management. The Board Charter assigns the Board principal responsibility for the following items:
Satisfying Itself as to the Integrity of Management — the Board discharges this responsibility through the appointment of Magna's Chief Executive Officers and other members of Management.

Adoption of a Strategic Planning Process — prior to the commencement of, or in the first month of, each fiscal year, the Board participates in two meetings with Management. At the first meeting, specific product strategies and three-year business plans are presented by members of Management. This meeting is followed by a second meeting devoted solely to strategic planning in which future trends and risks over a seven to ten year horizon are jointly identified. Capital expenditure projections for the following fiscal year are reviewed and a budget approved at the conclusion of the strategic planning meeting. Updates on industry trends, product strategies, new product developments, major new business, capital expenditures and specific problem areas/action plans are presented by Management and discussed as part of a management report at each regular quarterly Board meeting.

Identification and Management of Principal Risks — By means of both the annual strategy meeting and annual business plan meeting as well as quarterly updates by Management, the Board identifies and reviews with Management the principal business risks and receives reports of Management's assessment of and proposed responses to those risks as they develop in order to ensure that these risks are being appropriately managed. Additionally, both the Audit Committee and the Health and Safety and Environmental Committee play a role in identifying and implementing monitoring and other systems to deal with the risks which fall within their respective mandates. A discussion of some of the principal business risks Magna currently faces, as well as Magna's efforts to mitigate these risks, is contained in the "Industry Trends and Risks" section of Magna's MD&A contained in its Annual Report to Shareholders for the year ended December 31, 2005, as well as the Risk Factors section of Magna's Annual Information Form dated March 29, 2006.

Succession Planning and Appointment; Training and Monitoring of Executive Management — Magna's long-established policy of profit-based incentive compensation has continued to be implemented by the Corporate Governance and Compensation Committee at the corporate level in order to attract, retain and motivate skilled and entrepreneurial management and employees and to ensure that their level of compensation bears a direct relationship to management performance (as measured by profitability). Through its review of all officer appointments, particularly that of the Chief Executive Officers, the Board and the Corporate Governance and Compensation Committee are involved in management succession and manpower planning issues. The Chief Executive Officers also review management succession and development with the Corporate Governance and Compensation Committee as part of the annual compensation review process, both of which remain key objectives for fiscal 2006. While the responsibility for direct training has traditionally been left to Management, the Board satisfies itself that the necessary levels of skill and experience exist when reviewing and making appointments.

Maintenance of an Effective Communications Policy with Magna's Stakeholders — The Board has ensured that a program is in place to effectively communicate with Magna's stakeholders, including shareholders, employees and the general public. This program includes Magna's Corporate Disclosure Policy, pursuant to which Magna has designated certain authorized spokespersons to communicate with the public on its behalf, and a Corporate Disclosure Committee which reviews all material public disclosures. A copy of this Corporate Disclosure Policy is available on Magna's website (www.magna.com). Under this policy, Magna's investor relations personnel are responsible for responding to all shareholder and analyst communications and for the operation of its investor communications program. This program includes quarterly open conference calls/webcasts to present the financial results for each quarter and the complete fiscal year. Presentations are made at each Annual Shareholders Meeting which explain Magna's business results for the prior fiscal year and business objectives and strategies for the future. Management reports quarterly to the Board on the financial markets and major shareholder activity. The Board reviews and approves all material investor communications, including press releases involving the dissemination of quarterly financial information and all material regulatory disclosure documents. The Board and Management also place great emphasis on Magna's employee communications program, which is administered by Magna's Human Resources Department, particularly the management of its unique Employee Charter. This program includes monthly employee communications meetings, the publication of a monthly newsletter (Magna People) and an employee annual report as well as the maintenance of an employee Hotline, the Good Business Line, divisional employee advocates and divisional fairness committees to directly address individual employee concerns.

Ensuring that Effective Systems Are in Place to Monitor the Integrity of Internal Control and Management Information Systems — The Board, through the Audit Committee (which oversees the activities of Magna's Internal Audit Department) and Health and Safety and Environmental Committee, assumes responsibility for ensuring that effective systems are in place to monitor the integrity of Magna's internal control and management information systems in their delegated areas. Both the Audit Committee and Health and Safety and Environmental Committee meet regularly. In addition to its regular audits of Magna's divisions, the Internal Audit Department is currently reviewing and testing Magna's internal controls as part of its efforts leading up to Management's certification in 2007 of internal controls for purposes of MI 52-109 and Section 404 of the Sarbanes-Oxley Act. The Audit Committee receives updates on and reviews the status of these efforts at each Committee meeting.

Developing Magna's System of, and Overall Approach to, Corporate Governance — The Board has developed Magna's system of and approach to corporate governance, as reflected in the Board Charter and the various Committee Charters, and it monitors and implements necessary changes based on the recommendations of the Corporate Governance and Compensation Committee.

The Board Charter also identifies specific matters which the Board is responsible for approving. These matters are in addition to any matters the Board is specifically required to approve under applicable law and include:
	•	interim and annual financial statements;
	•	strategic plans, business plans and capital expenditure budgets;
	•	raising of debt or equity capital and other major financial activities;
	•	hiring, compensation and succession for Chief Executive Officers and other members of Management;
	•	major organizational restructurings;
	•	material acquisitions and divestitures; and
	•	major corporate policies.
The Board Charter is reviewed annually by the Corporate Governance and Compensation Committee, which recommends to the Board any changes the Committee believes is advisable.
Board Composition	The Board consists of 12 directors, 8 of whom (or 67%) are independent, including the Lead Director, Mr. Lumley.
Independent: William H. Fike, Michael D. Harris, Edward C. Lumley, Klaus Mangold, Donald Resnick, Royden R. Richardson, Franz Vranitzky and Lawrence Worrall
Non-Independent: Manfred Gingl, Frank Stronach, Donald J. Walker and Siegfried Wolf

The Corporate Governance and Compensation Committee has been delegated the responsibility of determining Director independence. Information collected from Directors through questionnaires and other sources provides the information required to determine the nature and extent of each Director's relationships, if any, with Magna and its controlling shareholder. The definition of independence contained in the CSA's National Instrument 58-101, National Policy 58-201 and Multilateral Instrument 52-110 is applied to the specific circumstances of each Director to determine his independence. This definition looks to the existence of a material relationship between the Director and Magna in order to determine whether the Director is able to exercise independent judgment. In determining the independence of the eight Independent Directors, the Board considered the following:
•
Mr. Fike is a former Vice-Chairman of Magna, but has not been employed by, or performed consulting services for, Magna in over five years. As a result, the Board has determined Mr. Fike to be independent.
•
Mr. Harris is a consultant and advisor to a law firm which provides some legal services to Magna. The Board has determined Mr. Harris to be independent on the basis that the services provided by such law firm are de minimis.

•
The investment banking firm which employs Mr. Lumley performs some banking and investment banking services for Magna from time to time. Since these assignments are made on a competitive basis and/or as part of a syndicate and are approved by the Board (with Mr. Lumley having declared his interest and abstained from voting) and not material to either Magna or the investment bank, the Board has determined Mr. Lumley to be independent.
•
Mr. Lumley serves as a director and as the Chair of the Corporate Governance, Human Resources and Compensation Committee of Magna Entertainment Corp. Frank Stronach is the Chairman and a director of Magna Entertainment. Additionally, Mr. Stronach is a trustee and member of the class of potential beneficiaries of the Stronach Trust, which indirectly owns a controlling interest in MI Developments Inc., which in turn owns a controlling interest in Magna Entertainment. Certain other entities associated with Mr. Stronach also own shares of Magna Entertainment. The Board has determined Mr. Lumley to be independent on the basis that he will declare his interest and abstain from voting on any matter in respect of which he has a conflict of interest.
•
Dr. Mangold was formerly a member of the Board of Management of Magna's largest customer, DaimlerChrysler AG, until December 2003 and currently provides consulting services to it. The Board believes that Dr. Mangold's past and present relationship with DaimlerChrysler is beneficial for Magna because of the industry experience, insight and contacts gained and has determined that this relationship will not interfere with his independent judgement.
•
Mr. Worrall was formerly employed by General Motors, Magna's second largest customer until June 2000, however, the Board believes that such past relationship is beneficial for Magna due to the industry experience, insight and contacts gained. Mr. Worrall served as an independent director and Chair of the Audit Committee of Intier Automotive Inc., one of Magna's former "spinco" public subsidiaries until April 3, 2005. The Board believes that Mr. Worrall's service as an independent director on Intier's Board was beneficial to shareholders and does not affect Mr. Worrall's independence.
•	Messrs. Resnick, Richardson and Vranitzky do not have relationships with Magna, other than as directors.

Each of Messrs. Gingl, Walker and Wolf are considered to be non-independent since they hold executive management positions with Magna. Mr. Stronach is considered to be non-independent since he is an officer of Magna, an associate of Stronach & Co., a firm which provides consulting services to certain Magna affiliates, and a trustee and a member of the class of potential beneficiaries of the Stronach Trust, which indirectly owns Class B Shares carrying a majority of the votes attaching to Magna's Class A Subordinate Voting Shares and Class B Shares.

Since none of the Independent Directors have an interest in or relationship with the Stronach Trust, Magna believes that the composition of the Board appropriately reflects the investment in Magna by shareholders other than the Stronach Trust.

From time to time, a Director may have a conflict of interest with respect to a matter being decided by the Board. In such instances, the conflicted Director is required to declare his interest and abstain from voting on the matter before the Board. In instances where a Director may be involved in a material transaction with Magna, securities rules and regulations relating to related party transactions (including such things as the formation of a special committee comprised solely of Independent Directors, obtaining a formal valuation, circulation of a proxy circular and the holding of a special meeting and obtaining minority shareholder approval) are complied with as applicable.

Board Chair and Lead Director
Magna's Chairman, Frank Stronach, is considered an associate of Magna as a result of his relationship with the Stronach Trust. In order to ensure that the Board's agenda will enable it to successfully carry out its duties, the Board appointed Mr. Lumley as Lead Director in 2003. Mr. Lumley's duties as Lead Director include representing Magna's Independent Directors in discussions with senior management on corporate governance issues and other matters, assisting in ensuring that the Board functions independently of management and performing such other duties and responsibilities as are delegated by the Board from time to time. The Lead Director position has been in place since 1996.
Board and Director Meetings
The Board acts through regularly scheduled meetings which are held on a quarterly basis, with additional meetings scheduled as required and separate planning and corporate strategy meetings held annually. The Board met nine (9) times in 2005 with additional communication between senior management and the Board between meetings on an informal basis and through Committee meetings. For Director attendance records, please refer to the section above titled "Business of the Annual Meeting — Board of Directors".
The Independent Directors meet separately at every meeting of the Board and the Independent Directors on each Committee meet separately at every Committee meeting.
Board Committees
Magna has four standing Board Committees — Audit Committee, Corporate Governance and Compensation Committee, Health and Safety and Environmental Committee and Nominating Committee. From time to time, the Board has established special committees composed entirely of Independent Directors to review and make recommendations on specific matters.
Audit Committee

The Audit Committee is composed of Donald Resnick (Chairman), William Fike, Royden Richardson and Lawrence Worrall, all of whom are Independent Directors. Additionally, all of the members of the Audit Committee are considered by the Board to be "financially literate" within the meaning of such term under MI 52-110 and for the purposes of the NYSE Listing Standards. The Chairman of the Audit Committee and Mr. Worrall are considered by the Board to be "financial experts" within the meaning of rules of the SEC under the Sarbanes-Oxley Act.

The Audit Committee operates pursuant to Magna's by-laws and the Committee's written charter. Pursuant to the Audit Committee Charter, the Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities to Magna shareholders with respect to:
• the integrity of Magna's financial statements and the financial reporting process;
• Magna's compliance with legal and regulatory requirements;
• the qualifications and independence of Magna's independent auditor;
• the performance of Magna's Internal Audit Department as well as the independent auditor; and
• the preparation of the Audit Committee Report in Magna's proxy circulars, including the Audit Committee Report contained in this Circular.

The Audit Committee has established a process for the review and pre-approval of all services and related fees to be paid to the independent auditor. Pursuant to this process, the Audit Committee established certain fee limits for fiscal 2006.

The Audit Committee annually reviews and reassesses the adequacy of its Charter. In February 2006, the Committee proposed minor revisions to its existing Charter to clarify several provisions, which revisions were approved by the Corporate Governance and Compensation Committee and the Board in March 2006. The full text of the revised charter is available on the Corporate Governance section of Magna's website (www.magna.com), is attached as a schedule to Magna's Annual Information Form dated March 29, 2006 and has been filed on SEDAR (www.sedar.com).
The Audit Committee met six (6) times during fiscal 2005.

Corporate Governance and Compensation Committee ("CGCC")
The CGCC is composed of Edward Lumley (Chairman), Michael Harris and Royden Richardson, all of whom are Independent Directors.

The CGCC operates pursuant to Magna's by-laws and the Committee's written charter. Pursuant to the Corporate Governance and Compensation Committee Charter, the CGCC is responsible for developing Magna's overall system of corporate governance monitoring compliance with applicable corporate governance requirements, assessing the Board's effectiveness in governance matters and generally making recommendations to the Board with respect to corporate governance. The CGCC also reviews and makes recommendations to the Board with respect to compensation for Management, as well as incentive and equity compensation generally, administers certain aspects of Magna's stock option plan and pension plan and makes recommendations to Management with respect to management succession planning.

The CGCC annually reviews and reassesses the adequacy of its charter. In March 2006, the CGCC and the Board approved minor revisions to the CGCC Charter. The full text of the revised charter is available on the Corporate Governance section of Magna's website (www.magna.com).
The CGCC met nine (9) times during 2005.
Health and Safety and Environmental Committee ("HSEC")

The HSEC is composed of Donald Resnick (Chairman) and Royden Richardson, both of whom are Independent Directors. The HSEC operates pursuant to written guidelines in the Board resolution which established this Committee. The HSEC works directly with Magna's environmental and human resources management teams to ensure that management systems are in place to minimize environmental, health and safety risks and to ensure the existence of appropriate controls in such areas. The HSEC reports to the Board as material matters arise, but not less than annually. The HSEC annually reviews Magna's Health and Safety and Environmental Policy and recommends changes to such policy, if any, to the Board. During 2005, the HSEC met twice.
Nominating Committee

The Nominating Committee is composed of Frank Stronach (Chairman), Edward Lumley, Klaus Mangold and Royden Richardson. The Nominating Committee identifies the skills and experience required by Magna for future members of the Board, considers potential candidates and makes recommendations to the Board regarding candidates for election to the Board. The Nominating Committee was established in March 2006.
Special Committees
From time to time the Board has established special committees composed entirely of Independent Directors to review and make recommendations on specific matters.
Position Descriptions
The Board currently does not have separate written position descriptions for the Lead Director, the Chairman of the Board or the Chairmen of the Board's Committees; however, the Audit Committee Charter and the Corporate Governance and Compensation Committee Charter each contain a section outlining the role of the Chair of such Committee. The role of each of the Lead Director and Chairman of the Board is delineated in part through the Board Charter, which contains a description of the role of the Lead Director, and the various Committee Charters or authorizing resolutions. Additionally, there is a clear understanding of the roles and responsibilities among the Lead Director, the Chairman of the Board, the Chairmen of the Board Committees and Management, based on historical practice and legal precedent.

The Board has not developed formal position descriptions for the Chief Executive Officers, however, there is a clear understanding between management and the Board through historical Board practice and accepted legal practice that all transactions or other matters of a material nature must be presented by management for approval by the Board. Additionally, as previously indicated, the Board has also adopted a Board Charter setting forth specific items which require Board approval.
Orientation and Continuing Education
Magna ensures that new Board recruits are provided with a basic understanding of Magna's business, as well as its Board and Committee structure, to assist them in contributing effectively from the commencement of their election by shareholders or appointment by the Board, as applicable. This includes an orientation manual as well as the opportunity for each new member to meet with senior management and operational personnel and to visit manufacturing and other facilities. Following their election or appointment to the Board, Board members accept standing invitations to visit operational facilities and engage in discussions with individual corporate or operational managers. In addition, Board members are encouraged to participate in programs provided by the Institute of Corporate Directors and others as well as to participate in educational programs provided by the ICD Corporate Governance College at the University of Toronto or the equivalent program at McMaster University.
Ethical Business Conduct	Magna has adopted a Code of Conduct and Ethics ("Code"), a copy of which is available on the Corporate Governance section of Magna's website. The Code addresses a number of issues, including:
	•	employment practices and workers' rights;
	•	compliance with law;
	•	conducting business with integrity, fairness and respect;
	•	fair dealings with customers and suppliers;
	•	accurate financial reporting;
	•	the conduct of senior financial officers;
	•	improper securities trading;
	•	public disclosures of material information;
	•	compliance with antitrust and competition laws;
	•	environmental responsibility and occupational health and safety;
	•	conflicts of interest;
	•	protection of employees' personal information and protection by employees' of Magna's confidential information; and
	•	observance of Magna's corporate policies.

The Code applies equally to all of Magna's directors, officers and employees. Any director or executive officer who requires a waiver from any provision of the Code must obtain it in advance from the CGCC, and any waiver granted to a director or executive officer will be publicly disclosed as required by applicable law. Any employee (other than an executive officer) who requires a waiver from any provision of the Code must obtain it from Magna's General Counsel, Corporate Secretary or senior human resources officer. To date, no waivers have been sought or granted in respect of the Code.

Magna has also adopted a whistleblowing hotline, referred to as the Good Business Line. The Good Business Line is accessible by stakeholders (including employees, customers, suppliers and others) for the reporting of accounting irregularities, fraud, bribery, kickbacks, insider trading, violations of the Code and other similar matters. Magna's Audit Committee maintains oversight of the Good Business Line with complaints submitted through it being investigated by the Internal Audit Department.

The Code is reviewed annually by the CGCC and compliance with the Code is monitored by such Committee. Over the years, Magna has implemented a number of mechanisms which could serve to bring breaches or potential breaches of the Code to the attention of Management, including the Employee Hotline, Good Business Line, Fairness Committees and Employee Advocates. To the extent that any breaches of the Code are identified, Management is required to inform the CGCC.

Nomination of Directors	On March 24, 2006, the Board established a Nominating Committee comprised of a majority of Independent Directors, including the Lead Director. Refer to "Board Committees — Nominating Committee" above.
Compensation
The Independent Directors are currently paid certain annual retainer, per meeting and other fees referred to under "Compensation of Directors" in this Circular. The form and adequacy of these compensation levels are reviewed every two years relative to comparator companies of similar size and global presence, both within and outside the automotive industry, in order to determine the appropriate level of compensation which realistically reflects the responsibilities and risks involved in serving as a Board member. These fees were last revised effective January 1, 2006.
Assessments	All of Magna's Directors are sent board effectiveness questionnaires which include items assessing:
	•	the Board's role and responsibilities;
	•	Board organization and operations;
	•	Board effectiveness; and
	•	each of the Board's Committees.

Included in the questionnaires are self-assessment questions relating to Directors' performance on the Board and, where applicable, on Board Committees. These questionnaires are summarized, with the summary results presented to the Board as a whole. In addition, each Director's questionnaire is reviewed with him by the Lead Director. Feedback from the questionnaires is returned to the Corporate Governance and Compensation Committee so that it can determine how to address any issues identified.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT
SHARES, VOTES AND PRINCIPAL SHAREHOLDERS
HOW TO VOTE YOUR SHARES
BUSINESS OF THE ANNUAL MEETING
BOARD AND BOARD COMPENSATION
AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE AND REPORT ON EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE PRACTICES
SHARE PERFORMANCE GRAPH
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS
DIRECTORS' AND OFFICERS' INSURANCE
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
CONTACTING THE BOARD OF DIRECTORS
APPROVAL OF CIRCULAR
APPENDIX A STATEMENT OF CORPORATE GOVERNANCE PRACTICES